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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Vericel Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 20, 2020

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, April 29, 2020, at 9:00 a.m. local time, at Vericel Corporation's headquarters located at 64 Sidney St., Cambridge, Massachusetts 02139.

At this Annual Meeting, the agenda includes (1) the election of seven (7) directors, (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, (3) the approval of the amendment and restatement of our 2019 Omnibus Incentive Plan, and (4) the approval, on an advisory basis, of the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote FOR the election of each director nominee, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, FOR the approval of the amendment and restatement of our 2019 Omnibus Incentive Plan and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

All shareholders are cordially invited to attend the Annual Meeting in person. Enclosed are a Notice of Annual Meeting of Shareholders and Proxy Statement describing the formal business to be conducted at the meeting. Under Securities and Exchange Commission rules, we are providing access to the proxy materials for the Annual Meeting to our shareholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting of Shareholders that you received in the mail. Please give the proxy materials your careful attention.

Whether or not you plan to attend the meeting, please carefully review the enclosed Proxy Statement and then cast your vote, regardless of the number of shares you hold. If you are a shareholder of record, you may vote via the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the prepaid envelope. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet, by telephone or by returning your proxy card. Please review the instructions for each voting option described in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

The Board of Directors and management team look forward to seeing you at the Annual Meeting.

Sincerely,

DOMINICK C. COLANGELO President and Chief Executive Officer

i

VERICEL CORPORATION
64 Sidney St.
Cambridge, Massachusetts 02139

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 2020

TIME	9:00 a.m., local time, on Wednesday, April 29, 2020
PLACE	Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts, 02139
ITEMS OF BUSINESS	1. To elect seven (7) directors to each serve a term of one year expiring at the 2021 Annual Meeting of Shareholders;
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3. To approve the amendment and restatement of our 2019 Omnibus Incentive Plan;
4. To approve, on an advisory basis, the compensation of our named executive officers; and
5. To consider such other business as may properly come before the Annual Meeting of Shareholders and any adjournment thereof.
RECORD DATE	You may vote at the Annual Meeting of Shareholders if you were a shareholder of record at the close of business on March 5, 2020.
VOTING BY PROXY
If you cannot attend the Annual Meeting of Shareholders, you may vote your shares via the Internet or by telephone by following the instructions on your proxy card and on www.proxyvote.com. If you have requested a proxy card by mail, you may vote by signing, voting and returning the proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet, by telephone or by returning your proxy card.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

By order of the Board of Directors,

SEAN C. FLYNN Corporate Secretary Cambridge, Massachusetts March 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VERICEL 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2020: The Notice of Annual Meeting of Shareholders, Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.vcel.com by following the link for "Investor Relations." To obtain directions to our offices in order to attend the Annual Meeting in person, please contact Vericel Corporation at (617)-588-5555.

VERICEL CORPORATION
64 Sidney St.
Cambridge, Massachusetts 02139

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Vericel Corporation (the "Board of Directors"), a Michigan corporation, for use at the Annual Meeting of Shareholders to be held on Wednesday, April 29, 2020 at 9:00 a.m., local time, at our headquarters located at 64 Sidney St., Cambridge, Massachusetts 02139, or at any adjournments or postponements thereof (the "Annual Meeting"). An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2019, and this Proxy Statement are being made available to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about March 20, 2020. Unless the context requires otherwise, references to "we," "us," "our," and "Vericel" refer to Vericel Corporation.

GENERAL INFORMATION ABOUT THE MEETING, SOLICITATION AND VOTING

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

  1.
  To elect seven (7) directors to each serve a term of one year expiring at the 2021 Annual Meeting of Shareholders;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

  3.
  To approve the amendment and restatement of our 2019 Omnibus Incentive Plan; and

  4.
  To approve, on an advisory basis, the compensation of our named executive officers.

Who is entitled to vote?

Shareholders as of the close of business on March 5, 2020 (the "Record Date") may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•
Held directly in your name as "shareholder of record" (also referred to as "registered shareholder"); and

•
Held for you in an account with a broker, bank or other nominee (also referred to as shares held in "street name"). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. "Broker non-votes" (described below) are also counted as present and entitled to vote for purposes of determining a quorum. As of the Record Date, 44,945,918 shares of Vericel's common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting (present in person or represented by proxy).

•
The election of each of our seven (7) director candidates requires the affirmative vote of a plurality of the total shares of common stock entitled to vote and represented in person or by proxy;

•
Ratifying PricewaterhouseCoopers LLP as Vericel's independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the votes cast on the proposal;

•
Approval of the amendment and restatement of our 2019 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal; and

•
Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

How are votes counted and who are the proxies?

You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee's achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and "broker non-votes" will not be counted toward such nominee's achievement of plurality.

You may vote "FOR," "AGAINST" or "ABSTAIN" on the ratification of PricewaterhouseCoopers LLP. If you abstain from voting on the proposal to ratify PricewaterhouseCoopers LLP, it will have no effect on the voting of the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, "broker non-votes" will have no effect on the ratification. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted "FOR" the resolution ratifying PricewaterhouseCoopers LLP.

You may vote "FOR," "AGAINST" or "ABSTAIN" on the approval of the amendment and restatement of our 2019 Omnibus Incentive Plan. If you abstain from voting on the approval of the amendment and restatement of our 2019 Omnibus Incentive Plan, it will have no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted "FOR" the resolution approving the amendment and restatement of our 2019 Omnibus Incentive Plan.

You may vote "FOR," "AGAINST" or "ABSTAIN" on the non-binding, advisory resolution approving the compensation of our named executive officers. If you abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers, it will have no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted "FOR" the resolution approving the compensation of our named executive officers.

The persons named as attorneys-in-fact in the proxies, Dominick C. Colangelo and Gerard Michel, were selected by the Board of Directors and are officers of Vericel. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a "broker non-vote"). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•
"FOR" the election of each of the nominees to the Board of Directors;

•
"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as Vericel's independent registered public accounting firm for the fiscal year ending December 31, 2020;

•
"FOR" the approval of the amendment and restatement of our 2019 Omnibus Incentive Plan; and

•
"FOR" the advisory resolution to approve the compensation of our named executive officers.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•
By Internet or Telephone—You may vote by Internet or telephone by following the voting instructions on the proxy card and on www.proxyvote.com or as directed by your broker or other nominee. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice.

•
By Mail—If you requested a proxy card by mail, you may vote by signing, voting and returning your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you vote by Internet or telephone, please do not mail the proxy card. Your proxy card must be received prior to the Annual Meeting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Standard Time, on April 28, 2020.

How do I vote my shares in person at the meeting?

If you are a shareholder of record (also referred to as a "registered shareholder") and prefer to vote your shares in person at the meeting, bring proof of identification and request a ballot to vote at the meeting. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote according to the instructions for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by Internet, telephone or mail you may change your vote and revoke your proxy before the proposal is voted on at the Annual Meeting by:

•
Sending a written statement to that effect to the Corporate Secretary of Vericel;

•
Voting by Internet or telephone at a later time;

•
Submitting a properly signed proxy card with a later date; or

•
Voting in person at the Annual Meeting.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by us. Voting results will be tabulated and certified by Broadridge Financial Solutions. Vericel may solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Vericel may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that the Board of Directors will consist of not less than five nor more than nine members, as fixed from time-to-time by a resolution of the Board of Directors, and that all directors will be elected annually. The Board of Directors currently consists of seven (7) directors. The persons named below as nominees for director will, if elected, each serve a term of one year expiring at the 2021 Annual Meeting of Shareholders or until their successors are elected and qualified.

The table below sets forth Vericel's directors and nominees and their respective ages as of February 29, 2020.

Name	Position	Age	Director Since

Robert L. Zerbe, M.D.*	Chairman of the Board of Directors	69	2006
Dominick C. Colangelo*	President and Chief Executive Officer and Director	56	2013
Alan L. Rubino*	Director	65	2005
Heidi Hagen*	Director	51	2013
Steven C. Gilman, Ph.D.*	Director	67	2015
Kevin F. McLaughlin*	Director	63	2015
Paul K. Wotton, Ph.D.*	Director	59	2015
*
Director nominee

Director Nominees for Election at the 2020 Annual Meeting of Shareholders

The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Vericel.

Robert L. Zerbe, M.D., a director since January 2006 and the Chairman of our Board of Directors since October 2012, was, until July 2016, the Chief Executive Officer of QUATRx Pharmaceuticals Company, a venture-backed drug development company which he co-founded in 2000. Prior to his role at QUATRx, Dr. Zerbe held several senior executive management positions with major pharmaceutical companies including Eli Lilly and Company (from 1982 to 1993) and Pfizer (formerly Parke-Davis) (from 1993 to 2000). During his tenure at Eli Lilly, Dr. Zerbe's clinical research and development positions included Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Parke-Davis in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development. In this capacity he led the clinical development programs for a number of key products, including Lipitor® and Neurontin®. Dr. Zerbe received his M.D. from the Indiana University School of Medicine, and has completed post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health. He also serves on the board of directors of Metabolic Solutions Development Company and Cirius Therapeutics, both private companies focusing on metabolic diseases. The Board of Directors believes Dr. Zerbe's qualifications to sit on our Board of Directors include his management positions at major pharmaceutical companies and the experience he gleaned in his clinical development roles.

Dominick C. Colangelo, a director since March 2013, has served as Vericel's President and Chief Executive Officer since March 2013. Mr. Colangelo has more than 20 years of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company. During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development. He has extensive experience in the acquisition, development and commercialization of products across a variety of therapeutic areas. During his tenure at Eli Lilly, he held positions as Director of Strategy and Business Development for Eli Lilly's Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures. Mr. Colangelo received his B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo and a J.D. degree, with honors, from the Duke University School of Law. The Board of Directors believes Mr. Colangelo's qualifications to sit on our Board of Directors include his significant contributions within the biopharmaceutical industry.

Alan L. Rubino, a director since September 2005, has served as President and Chief Executive Officer of RenovaCare, Inc., a publicly-held biotechnology company, since November 2019. Prior to RenovaCare, from September 2012 to November 2019, Mr. Rubino served as Chief Executive Officer and President of Emisphere Technologies, Inc., a publicly-held company. Prior to joining Emisphere, Mr. Rubino served as Chief Executive Officer and President of New American Therapeutics, Inc., a specialty pharmaceutical company, from October 2010 to August 2012, where he led the acquisition of penciclovir from Novartis AG. From February 2008 to September 2010, Mr. Rubino served as the Chief Executive Officer and President of Akrimax Pharmaceuticals, LLC, an integrated specialty pharmaceutical company. Prior to this, he served as President and Chief Operating Officer of Pharmos Corporation, a biopharmaceutical company. Mr. Rubino has continued to expand upon a highly successful and distinguished career that included Hoffmann-La Roche, Inc., a research-focused healthcare company, from 1977 to 2001, where he was a member of the U.S. Executive and Operating Committees and an executive officer. During his Hoffman-La Roche tenure, he held a series of key executive positions in marketing, sales, business operations, supply chain and human resource management. In addition, he was assigned to various executive committee roles in the areas of marketing, project management, and globalization of Roche Holdings. Mr. Rubino also held senior executive positions at PDI, Inc., a sales and marketing support company, and Cardinal Health, a company focused on improving the cost-effectiveness of health care, from 2001 to 2003. He received a Bachelor of Arts degree in economics from Rutgers University with a minor in biology/chemistry and also completed post-graduate educational programs at the University of Lausanne and Harvard Business School. Additionally, he serves on the Board of Advisors of Rutgers University School of Business and the Lerner Center for Pharmaceutical Studies. Mr. Rubino has also served as a member of the board of directors of SANUWAVE Health, Inc. since 2014, and since May 2010 of Genisphere, Inc., a private company that provides a nanotechnology platform for targeted drug delivery, a method of delivering medication to a patient that increases the concentration of the medication in targeted parts of the body. The Board of Directors believes Mr. Rubino's qualifications to sit on our Board of Directors include his leadership roles in the life sciences industry in a wide range of positions, including positions focused on sales and marketing and Securities and Exchange Commission matters.

Heidi Hagen, a director since August 2013, has been a biotechnology and pharmaceutical operations and technology consultant with HH Consulting LLC since October 2012. Since October 2015, Ms. Hagen has served as Chief Strategy Officer for Vineti, Inc., a privately-held company that develops and sells cloud-based software platforms for ordering, manufacturing and delivering personalized medicines. Previously, Ms. Hagen served as interim Chief Commercial Officer at ZappRx, Inc. from January 2015 to June 2015. Prior to that, Ms. Hagen served as Global Chief Operating Officer at Sotio LLC, a biotechnology company developing new therapies for the treatment of cancer and autoimmune diseases using its immunotherapy platform and proprietary cell-based technologies, from March 2013 to April 2014. Prior to joining Sotio, Ms. Hagen was Senior Vice President of Operations at Dendreon Corporation from 2002 to 2012, where she was responsible for, among other duties, manufacturing and supply chain operations. Prior to joining Dendreon, Ms. Hagen spent nearly ten years at Immunex Corporation, where she held several positions in drug development and supply chain and operations management. Since June 2019, Ms. Hagen has also served as a member of the boards of directors of Ziopharm Corporation, a publicly-held company focused on developing the next generation of immuno-oncology gene and cell therapies, and Lykan Biosciences, a privately-held company focused on cell and gene manufacturing. Ms. Hagen earned a B.S. in cell and molecular biology, M.S. in bioengineering, and MBA at the University of Washington. The Board of Directors believes Ms. Hagen's qualifications to sit on our Board of Directors include her leadership roles in the biotechnology industry in a wide range of positions.

Steven C. Gilman, Ph.D., a director since January 2015, served as the Chairman of the board of directors and Chief Executive Officer of ContraFect Corporation until his retirement in April 2019. He previously served as the Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals from September 2010 until its acquisition by Merck & Co., in January 2015. Prior to joining Cubist, Dr. Gilman served as Chairman of the board of directors and Chief Executive Officer of ActivBiotics, Inc., a privately-held biopharmaceutical company, from March 2004 to October 2007. Previously, Dr. Gilman worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles, including Vice President and General Manager, Inflammation. Prior to Millennium, he was Group Director at Pfizer Global Research and Development and has also held scientific, business, and academic appointments at Wyeth Pharmaceuticals, Inc., Cytogen Corporation, Temple Medical School, and Connecticut College. Dr. Gilman currently serves on the boards of directors of ContraFect Corporation, SCYNEXIS, Inc. and Akebia Therapeutics, Inc. and on the board of directors and compensation committee of Momenta Pharmaceuticals, Inc. Dr. Gilman has previously served on the boards of directors of the Massachusetts Biotechnology Association and Keryx Biopharmaceuticals, Inc., prior to its merger with Akebia Therapeutics. Dr. Gilman has also held advisory roles on the Penn State University biotechnology board and the Northeastern University drug discovery board. Dr. Gilman received his B.A. in microbiology from Miami University of Ohio and a Ph.D. and M.S. degree in microbiology from Pennsylvania State University. Dr. Gilman performed his post-doctoral training at Scripps Clinic and Research Foundation. The Board of Directors believes Dr. Gilman's qualifications to sit on our Board of Directors include his leadership roles in the biopharmaceutical industry in a wide range of positions.

Kevin F. McLaughlin, a director since January 2015, has been the Senior Vice President, Chief Financial Officer and Treasurer of Acceleron Pharma Inc. since 2010. Previously he served as Senior Vice President and Chief Financial Officer of Qteros, Inc., a cellulosic biofuels company from 2009 to 2010. From 2007 through 2009, he served as the Chief Operating Officer and a director of Aptius Education, Inc., a publishing services company, which he co-founded in 2007. From 1996 through 2007, Mr. McLaughlin held several executive positions with PRAECIS Pharmaceuticals, Inc. He joined PRAECIS as their first Chief Financial Officer. Later, Mr. McLaughlin became Chief Operating Officer, and then President and Chief Executive Officer, and he served as a member of the board of directors. He began his career in senior financial roles at Prime Computer and Computervision Corporation. Mr. McLaughlin is also a member of the board of directors and Chairman of the audit committee of Stealth Biotherapeutics Corp. Mr. McLaughlin received a B.S. in business from Northeastern University and an MBA from Babson College. The Board of Directors believes Mr. McLaughlin's qualifications to sit on our Board of Directors include his leadership roles in the biopharmaceutical industry in a wide range of positions.

Paul K. Wotton, Ph.D., a director since January 2015, currently serves on the board of directors and is the Chief Executive Officer of Obsidian Therapeutics, Inc, a position he has held since April 2019. Previously, he was the founding President and Chief Executive Officer of Sigilon Therapeutics, Inc., a privately-held cell therapeutics company started in May 2016. Prior to that, he served as the President and Chief Executive Officer and as a member of the board of directors of Ocata Therapeutics, Inc. from July 2014, until its acquisition by Astellas Pharma US, Inc. in February 2016, where he also served as the Co-Chairman of the Integration Management Office from February 2016 until May 2016. Prior to Ocata, Dr. Wotton served as President and Chief Executive Officer and as a member of the board of directors of Antares Pharma, Inc. from October 2008 to June 2014. Prior to joining Antares, Dr. Wotton was the Chief Executive Officer of Topigen Pharmaceuticals. Prior to Topigen, he was the Global Head of Business Development of SkyePharma PLC. Earlier in his career, Dr. Wotton held senior level positions at Eurand International BV, Penwest Pharmaceuticals, Abbott Laboratories and Merck, Sharp and Dohme. Dr. Wotton serves as Chairman of the board of directors of Cynata Therapeutics Limited and, previously, was a member of the board of directors and Chairman of the compensation committee of Veloxis Pharmaceuticals A/S, until its acquisition by Asahi Kasei in January 2020. Dr. Wotton is also past Chairman of the Emerging Companies Advisory Board of BIOTEC Canada. In 2014, Dr. Wotton was named Ernst & Young Entrepreneur of the Year for Life Sciences, New Jersey. Dr. Wotton received his Bachelor's in Pharmacy, with honors, from University College London, his Ph.D. in pharmaceutical sciences from the University of Nottingham and his MBA from Kingston Business School. The Board of Directors believes Dr. Wotton's qualifications to sit on our Board of Directors include his leadership roles in the life sciences industry in a wide range of positions.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a plurality of the total shares of common stock entitled to vote and represented in person or by proxy is required for the election of each of the nominees. It is the intention of the persons named as proxies to vote such proxy FOR the election of all nominees, unless otherwise directed by the shareholder. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee.

Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee's achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and "broker non-votes" will not be counted toward such nominee's achievement of plurality.

The Board of Directors recommends that shareholders vote FOR the election of each nominee named in the above table.

Board Meetings and Committees

During the fiscal year ended December 31, 2019, the Board of Directors held six (6) meetings. Each director serving on the Board of Directors in such fiscal year attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

Audit Committee

Under the terms of its current Charter, the Audit Committee's responsibilities include reviewing with Vericel's independent accountants and management the annual financial statements and independent accountants' opinion, reviewing the scope and results of the examination of Vericel's financial statements by the independent accountants, reviewing all professional services performed and related fees by the independent accountants, approving the retention of the independent accountants and periodically reviewing Vericel's accounting policies and internal accounting and financial controls. The Audit Committee may delegate duties or responsibilities to subcommittees or to one member of the Audit Committee. Mr. McLaughlin (Chair), Mr. Rubino and Dr. Zerbe were members of the Audit Committee during the fiscal year ended December 31, 2019. During the fiscal year ended December 31, 2019, the Audit Committee held five (5) meetings. All members of our Audit Committee are independent (as independence is defined in Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the NASDAQ listing standards). Since March 2015, Mr. McLaughlin has been designated as an audit committee financial expert as defined in the rules of the SEC. The Audit Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com, and by following the Corporate Governance link. For additional information concerning the Audit Committee, see "Report of the Audit Committee of the Board of Directors."

Compensation Committee

Under the terms of its current Charter, the Compensation Committee's responsibilities include, in part, determining and approving salary and bonus levels and equity award grants with respect to executive officers, determining and approving equity award grants with respect to all employees and pools of grants therefor, and reviewing and proposing to the Board of Directors changes in director compensation. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Compensation Committee's compensation philosophy and strategy as well as relevant compensation guidelines. In addition, the Compensation Committee is responsible for retaining and approving the compensation of any compensation advisers and evaluating the independence of any such compensation advisers. The Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. Mr. Rubino (Chair), Ms. Hagen and Dr. Gilman were members of the Compensation Committee during the fiscal year ended December 31, 2019. During the fiscal year ended December 31, 2019, the Compensation Committee held six (6) meetings. All members of our Compensation Committee are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee acts pursuant to a written Charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com, and by following the Corporate Governance link.

Governance and Nominating Committee

Under the terms of its current Charter, the Governance and Nominating Committee's (the "Governance Committee") responsibilities include assisting Vericel's Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors on (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) establishing a process for identifying and evaluating nominees for the Board of Directors. The Governance Committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, our corporate governance policies, procedures and practices at all levels. The Governance Committee may delegate duties or responsibilities to subcommittees or to one member of the Governance Committee. Ms. Hagen (Chair), Dr. Zerbe and Dr. Wotton were members of the Governance Committee during the fiscal year ended December 31, 2019. During the fiscal year ended December 31, 2019, the Governance Committee held four (4) meetings. All members of the Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Governance Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com, and by following the Corporate Governance link.

Director Nominations

The Governance Committee evaluates and recommends to the Board of Directors the nominees for each election of directors. In fulfilling its responsibilities, the Governance Committee considers the following factors, among others:

•
the appropriate size of our Board of Directors and its committees;

•
the needs of Vericel with respect to the particular expertise and experience of its directors;

•
the nominee's interest in becoming an effective, collaborative member of the Board of Directors, and the nominee's ability to work in a collegial style with the other directors;

•
the knowledge, skills and experience of nominees, including experience in the life sciences industry, medical products, medical research, medicine, business, finance, administration or public service;

•
experience concerning the policies and procedures of public and private payers in the medical technology and biopharmaceutical space;

•
experience with accounting rules and practices;

•
experience with regulatory and SEC requirements applicable to public companies;

•
experience with regulatory requirements applicable to our industry;

•
appreciation of the relationship of our business to the changing needs of society;

•
the balance between the benefit of continuity and the desire for a fresh perspective provided by new members; and

•
the nominee's race, gender and ethnicity.

The Governance Committee's goal is to assemble a Board of Directors that brings to Vericel a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds. In general, the Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of knowledge, skills and experience for the needs of Vericel's business. The Governance Committee also actively seeks out highly-qualified diverse candidates (including female and minority candidates) to include in the pool from which director nominees are chosen. The Governance Committee and the Board of Directors discuss the composition of directors on the Board of Directors, including diversity of background and experience, as part of the annual Board of Directors evaluation process.

Other than the criteria listed above, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it deems are in the best interests of Vericel and its shareholders. The Governance Committee does recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of the Board of Directors must meet the definition of "independent director" under the NASDAQ listing standards or the listing standards of any other applicable self-regulatory organization that Vericel is subject to or governed by. The Governance Committee also believes it appropriate for at least one member of Vericel's management to participate as a member of the Board of Directors.

The Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors that is up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board of Directors will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates. If the Governance Committee engages any such search firm, the Governance Committee will request that the search firm actively seek out highly-qualified female and minority candidates, as well as individuals with diverse backgrounds, skills and experiences, to include in the pool of potential candidates presented to the Governance Committee.

The Governance Committee will evaluate any recommendation for director nominees proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of our common stock entitled to vote at the Annual Meeting of Shareholders for at least one year by the date the shareholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with Vericel's established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying shareholder must be received by Vericel no later than 120 days prior to the anniversary of the date proxy statements were made available to shareholders in connection with the prior year's Annual Meeting of Shareholders. Any shareholder recommendation for a director nominee must be submitted to the Corporate Secretary, in writing, at 64 Sidney St., Cambridge, Massachusetts 02139, and must contain the following information:

•
a statement by the shareholder that he/she is the holder of at least 1% of our common stock and that the stock has been held for at least one year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the Annual Meeting of Shareholders;

•
the candidate's name, age, contact information and current principal occupation or employment;

•
a description of the candidate's qualifications and business experience during, at a minimum, the last five years, including the candidate's principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed; and

•
the candidate's resume.

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Board of Directors Leadership Structure

The Board of Directors' general policy is that the position of Chairman of the Board of Directors may be held by the CEO, but that if those positions are held by the same individual or if the Chairman is otherwise not independent, the Board of Directors shall appoint an independent Lead Director. The CEO shall preside at all meetings of the shareholders and at all meetings of the Board of Directors at which he or she is present, in each case unless a Chairman has been elected. If a Chairman has been elected, he or she shall preside at all shareholder and Board of Directors meetings at which he or she is present and, if independent, at all executive sessions of the independent directors, and shall perform such other powers and duties as may be assigned to him or her by the Board of Directors. If the Chairman is not independent and a Lead Director is appointed, he or she shall preside at executive sessions of the independent directors and will bear such further responsibilities as the full Board of Directors may designate from time to time. Currently, the position of Chairman of the Board of Directors is held by Dr. Zerbe.

The independent members of the Board of Directors have periodically reviewed this leadership structure and believe it is appropriate for Vericel at the current time. The CEO is responsible for setting the strategic direction for Vericel and the day-to-day leadership and performance of Vericel, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. The CEO and Chairman of the Board of Directors provide leadership to the Board of Directors and work with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board of Directors presides over executive sessions and ensures that no conflict of interest arises between management and the functions of the Board of Directors and facilitates communication among the directors. The Chairman of the Board of Directors and the CEO work together to provide an appropriate information flow to the Board of Directors, and the Chairman of the Board of Directors works with other Board of Directors members to provide strong, independent oversight of Vericel's management and affairs. Thus, the Board of Directors believes that the current structure balances the needs for the CEO to run Vericel on a day-to-day basis with the benefit provided to Vericel by significant involvement and leadership of an independent Chairman of the Board of Directors.

Shareholder Communications with Directors

The Board of Directors has adopted a Shareholder Communications with Directors Policy. The Shareholder Communications with Directors Policy is available on the Investor Relations page of our website, www.vcel.com, and by following the Corporate Governance link.

Director Attendance at Annual Meetings

The Board of Directors has adopted a Board Member Attendance at Annual Meetings Policy. This policy is available on the Investor Relations page of our website, www.vcel.com, and by following the Corporate Governance link. All of the directors then in office attended our Annual Meeting of Shareholders held in May 2019.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors as well as a separate Code of Ethics for Senior Financial Officers. These documents are available on the Investor Relations page of our website, www.vcel.com, and by following the Corporate Governance link. We will also make information related to any amendments to, or waivers from, these Codes of Ethics available on the website as required by law.

Board of Directors Member Independence

The Board of Directors has determined that all of the members of the Board of Directors and each director nominee, other than Mr. Colangelo, are independent within the meaning of the director independence standards of NASDAQ and the SEC. Mr. Colangelo is not considered independent because of his current employment as the President and CEO of Vericel.

Risk Oversight

Assessing and managing risk is the responsibility of Vericel's management. The Board of Directors oversees and reviews certain aspects of our risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board of Directors is directly involved in overseeing risks related to Vericel's overall strategy, including clinical and product development strategies, financing strategies, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

•
The Audit Committee has responsibility for overseeing Vericel's internal financial and accounting controls, work performed by Vericel's independent registered public accounting firm and internal audit team. As part of its oversight function, the Audit Committee regularly discusses with management and our independent registered public accounting firm, our major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, Vericel, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to Vericel's senior management, the Compliance Officer or the Audit Committee. The Audit Committee also reviews transactions between Vericel and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

•
The Compensation Committee is responsible for overseeing risks related to Vericel's cash and equity-based compensation programs and practices, and ensuring that executive and employee compensation plans are appropriately structured so that they do not incentivize excessive risk-taking and are not reasonably likely to have a material adverse effect on Vericel.

•
The Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors, its committees and our corporate governance and works to ensure that our corporate governance does not encourage or promote excessive risk-taking on the part of the Board of Directors, or by employees of Vericel.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as Vericel's independent registered public accounting firm to audit the consolidated financial statements of Vericel for the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1996.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accountant at any time during the year if it determines that such a change would be in the best interests of Vericel and its shareholders.

As part of its duties, the Audit Committee considered the provision of services, other than audit services, during the fiscal year ended December 31, 2019 by PricewaterhouseCoopers LLP, our independent registered public accounting firm for that period, to ensure they maintain their independence. The following table sets forth the aggregate fees accrued by Vericel for the fiscal years ended December 31, 2018 and 2019, respectively, for PricewaterhouseCoopers LLP:

	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2019
Audit Fees	$930,500(1)	$959,000(1)
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,754(2)	1,800(2)

Total	$933,254	$960,800

(1)
The Audit Fees for the years ended December 31, 2018 and 2019, respectively, were for professional services rendered for the audits and reviews of the consolidated financial statements of Vericel, professional services rendered for issuance of consents, comfort letters, assistance with review of documents filed with the SEC and out-of-pocket expenses incurred.

(2)
Annual license fee for technical accounting research software and the use of accounting disclosure checklists.

The Audit Committee approves in advance the engagement and fees of the independent registered public accounting firm for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All audit services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2018 and 2019, respectively, were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP attended all except one of the meetings of the Audit Committee during the fiscal year ended December 31, 2018 and all except one of the meetings of the Audit Committee during the fiscal year ended December 31, 2019. We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a majority of the votes cast on the proposal on the ratification of this appointment, at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock of Vericel is present, either in person or by proxy, is required for ratification of this proposal. If you abstain from voting on this Proposal, it has no effect on the voting of the proposal. If you submit your proxy without indicating your voting instructions, your shares will be voted "FOR" this proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, "broker non-votes" will have no effect on the ratification.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Vericel's independent registered public accounting firm for the fiscal year ending December 31, 2020.

 PROPOSAL 3

APPROVAL OF OUR
AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN

              At the Annual Meeting, shareholders will be asked to approve Vericel's Amended and Restated 2019 Omnibus Incentive Plan (the "Amended and Restated 2019 Plan") to, among other things: (i) increase the total number of shares of our common stock reserved for issuance under the 2019 Omnibus Incentive Plan (the "2019 Plan") by 2,400,000 shares; (ii) revise the ratio at which "full-value" awards are counted against the share reserve from 1.25 to 1.4; and (iii) extend the term to April 29, 2030. The Amended and Restated 2019 Plan was approved by the Board of Directors on February 11, 2020, subject to shareholder approval of this proposal at the Annual Meeting. The Amended and Restated 2019 Plan is intended to provide flexibility to Vericel in its ability to motivate, attract, and retain the services of directors, officers, and employees upon whose judgment, interest, and special effort the successful conduct of Vericel's operation is largely dependent.

              As of December 31, 2019, there were stock options to acquire 5,052,950 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $10.35 and a weighted average remaining term of 7.7 years. In addition, as of December 31, 2019, there were 157,030 unvested full value awards with time-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of December 31, 2019.

              As of December 31, 2019, there were 3,344,242 shares of common stock available for awards under our equity compensation plans.

Summary of Material Features

              The material features of the Amended and Restated 2019 Plan are:

  •
  The maximum number of shares of common stock available for awards under the Amended and Restated 2019 Plan is 5,744,242 shares, less one share of common stock for every share subject to an option or stock appreciation right granted after December 31, 2019, and prior to the effective date of the Amended and Restated 2019 Plan under the 2019 Plan and 1.4 shares for each share of common stock subject to an award other than an option or stock appreciation right granted after December 31, 2019, and prior to the effective date of the Amended and Restated 2019 Plan under the 2019 Plan;

  •
  After the effective date of the 2019 Plan, no awards have been or may be granted under the Prior Plans (as defined below) and, after the effective date of the Amended and Restated 2019 Plan, no awards may be granted under any prior version of the 2019 Plan;

  •
  The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, performance awards and dividend equivalents is permitted under the Amended and Restated 2019 Plan;

  •
  Grants of "full-value" awards are deemed for purposes of determining the number of shares available for future grants under the Amended and Restated 2019 Plan as an award for 1.4 shares for each share of common stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award;

  •
  Shares tendered or held back for taxes will not be added back to the reserved pool under the Amended and Restated 2019 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool;

  •
  Stock options and stock appreciation rights may not be repriced in any manner without shareholder approval (except as permitted in the event of certain equitable adjustments or a change in control of Vericel);

  •
  The aggregate value of all equity and cash awards payable to any non-employee director in any calendar year may not exceed $700,000; provided, however, that with respect to the Chairman of the Board of Directors, the lead independent director, or any newly-elected non-employee director in his or her first calendar year of service, such amount shall not exceed $1,000,000;

  •
  The Amended and Restated 2019 Plan does not provide for automatic acceleration of vesting upon a change in control;

  •
  Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the underlying award and will not be paid unless and until the underlying award vests;

  •
  Any material amendment to the Amended and Restated 2019 Plan is subject to approval by our shareholders; and

  •
  The term of the Amended and Restated 2019 Plan will expire on April 29, 2030.

              Based solely on the closing price of our common stock as reported by the NASDAQ Capital Market on February 25, 2020 ($16.69), and the maximum number of shares that would have been available for awards as of such date under the Amended and Restated 2019 Plan had it existed at that time, the maximum aggregate market value of the common stock that could potentially be issued under the Amended and Restated 2019 Plan is $84,410,318. The shares we issue under the Amended and Restated 2019 Plan will be authorized but unissued shares, treasury shares or shares of common stock purchased in the open market or otherwise. The shares of common stock underlying any awards that are forfeited, expired or settled in cash (in whole or in part), under the Amended and Restated 2019 Plan, the 2019 Plan, the 2017 Omnibus Incentive Plan (the "2017 Plan"), the Amended and Restated Aastrom Biosciences, Inc. 2009 Omnibus Incentive Plan (the "2009 Plan") and the Aastrom Biosciences, Inc. Amended and Restated 2004 Equity Incentive Plan (the "2004 Plan" and, together with the 2009 Plan and the 2017 Plan, the "Prior Plans") after December 31, 2019 will be added back to the shares of common stock available for issuance under the Amended and Restated 2019 Plan. Any shares that again become available for grant under the Amended and Restated 2019 Plan will be added back as (i) one share for each share subject to a stock option or stock appreciation right, and (ii) 1.4 shares for each share subject to an award other than a stock option or stock appreciation right. Shares tendered or held back upon exercise of a stock option or settlement of an award under the Amended and Restated 2019 Plan or the Prior Plans or to cover the exercise price or tax withholding and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the Amended and Restated 2019 Plan. In addition, shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options granted under the Amended and Restated 2019 Plan or the Prior Plans will not be added back to the shares of common stock available for issuance under the Amended and Restated 2019 Plan.

Rationale for Adoption of the Amended and Restated 2019 Plan

              The Amended and Restated 2019 Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees' compensation. Our Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success. By ensuring that our employees and directors hold equity awards, we link the interests of those employees and directors with those of our shareholders and motivate our employees and directors to act as owners of the business. Equity-based compensation is a critical component of our overall competitive pay mix, which is designed to achieve the appropriate balance between short- and long-term incentives through annual cash bonuses and equity awards, respectively.

              We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees and non-employee directors. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees.

              Burn rate

              The following table sets forth information regarding historical awards granted for the 2017 through 2019 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year:

Share Element	2019	2018	2017

Stock Options Granted	2,033,760	1,644,160	1,686,210
Full-Value Awards Granted	186,922	—	—
Total Awards Granted	2,220,682	1,644,160	1,686,210
Weighted average common shares outstanding during the fiscal year	44,180,000	40,242,000	33,355,000
Annual Burn Rate	5.0%	4.1%	5.1%
Three-Year Average Burn Rate	4.7%

              Our Compensation Committee determined the size of the reserved pool under the Amended and Restated 2019 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and directors and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable.

Summary of the Amended and Restated 2019 Plan

              The following description of certain features of the Amended and Restated 2019 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended and Restated 2019 Plan, which is attached hereto as Appendix I.

              Share Reserve.    The maximum number of shares of common stock available for awards under the Amended and Restated 2019 Plan is 5,744,242 shares, less one share of common stock for every share subject to an option or stock appreciation right granted after December 31, 2019, and prior to the effective date of the Amended and Restated 2019 Plan under the 2019 Plan and 1.4 shares for each share of common stock subject to an award other than an option or stock appreciation right granted after December 31, 2019, and prior to the effective date of the Amended and Restated 2019 Plan under the 2019 Plan.

              Plan Administration.    The Amended and Restated 2019 Plan will be administered by the Compensation Committee. The Compensation Committee will have the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated 2019 Plan. The Compensation Committee may delegate to one or more executive officers or a committee of executive officers the right to grant awards to employees under the Amended and Restated 2019 Plan who are not directors or executive officers of Vericel and the authority to take action on behalf of the Compensation Committee pursuant to the Amended and Restated 2019 Plan to cancel or suspend awards to employees who are not directors or executive officers of Vericel.

              Eligibility.    Persons eligible to participate in the Amended and Restated 2019 Plan will be those employees, non-employee directors and consultants of Vericel and its affiliates as selected from time to time by the Compensation Committee in its discretion. Approximately 256 individuals are currently eligible to participate in the 2019 Plan (and would be eligible to participate in the Amended and Restated 2019 Plan were it currently in effect), which includes five (5) executive officers, 245 employees who are not executive officers, six (6) non-employee directors and zero (0) consultants.

              Cap on Annual Director Compensation.    The aggregate value of all awards granted to any non-employee director during any single calendar year plus the aggregate amount of all cash earned and paid or payable to such non-employee director for services rendered for the same year shall not exceed $700,000; provided, however, that with respect to the Chairman of the Board of Directors, the lead independent director, or any newly-elected non-employee director in his or her first calendar year of service, such amount shall not exceed $1,000,000.

              Plan Limits.    Subject to adjustments for mergers, reorganizations, recapitalizations, stock splits and similar events, no more than 5,000,000 shares of common stock may be issued in the form of incentive stock options. In addition, subject to adjustments for mergers, reorganizations, recapitalizations, stock splits and similar events, no participant may be granted awards during any calendar year with respect to more than 2,000,000 shares. After the effective date of the 2019 Plan, no awards have been or may be granted under the Prior Plans and, after the effective date of the Amended and Restated 2019 Plan, no awards may be granted under any prior version of the 2019 Plan.

              Effect of Awards.    For purposes of determining the number of shares of common stock available for issuance under the 2019 Plan, the grant of any "full value" award, such as a restricted stock award, restricted stock unit or share-based performance award will be counted as 1.4 shares for each share of common stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share for each share of common stock actually subject to the award.

              Stock Options.    The Amended and Restated 2019 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (2) options that do not so qualify. Options granted under the Amended and Restated 2019 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Vericel and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the closing price of the shares of common stock on the NASDAQ Capital Market on the grant date. Other than to appropriately reflect changes in our capital structure the Compensation Committee may not without the approval of our shareholders (a) lower the exercise price of an option after it is granted, (b) cancel an option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control or with respect to a substitute award), or (c) take any other action with respect to an option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

              The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised.

              Unless otherwise provided in the applicable award agreement, upon exercise of options, the exercise price must be paid in full by one of the following methods: (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired shares (either actually or by attestation), valued at their then fair market value, (iii) with the consent of the Compensation Committee, by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price, (iv) with the consent of the Compensation Committee, with respect to options that are not incentive stock options, by a "net exercise" arrangement pursuant to which we will reduce the number of shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price, (v) through any other method specified in an award agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing.

              To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year. No more than 5,000,000 shares may be issued in the form of incentive stock options under the Amended and Restated 2019 Plan.

              Stock Appreciation Rights.    The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The grant price of a stock appreciation right may not be less than the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.

              Restricted Stock and Restricted Stock Units.    The Compensation Committee may award shares of common stock and restricted stock units ("RSUs") to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. Restricted stock units are ultimately payable in the form of cash, shares of common stock or other property, in the discretion of the Compensation Committee. During the vesting period, restricted stock awards and restricted stock units may be credited with dividend equivalents (but dividend equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying award and shall not be paid unless and until the underlying award vests). In no event shall the holder of a restricted stock unit have voting rights until the restricted stock units vest and are settled in shares of common stock.

              Performance Awards.    The Compensation Committee may grant performance awards to any participant that entitle the recipient to receive cash, shares of common stock or other property upon the achievement of performance goals and such other conditions as the Compensation Committee shall determine.

              Dividend Equivalents.    The Compensation Committee may grant dividend equivalents as a component of any award other than a stock option or stock appreciation right. Dividend equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying award and shall not be paid unless and until the underlying award vests.

              Change of Control Provisions.    The Amended and Restated 2019 Plan provides that, in the event of a "change in control," as defined in the Amended and Restated 2019 Plan, the Compensation Committee may determine that (i) stock options and stock appreciation rights outstanding as of the date of the change in control shall be cancelled and terminated without payment therefor if the fair market value of one share of common stock as of the date of the change in control is less than the per share exercise price of a stock option or the per share grant price of a stock appreciation right and (ii) all performance awards shall be considered to be earned and payable as provided in the applicable award agreement, and any limitations or other restrictions shall lapse and such performance awards shall be immediately settled or distributed. Unless otherwise provided in an award agreement, in the event of a change in control, to the extent that the successor company does not assume, continue or substitute an award, then immediately prior to the change in control: (i) stock options and stock appreciation rights outstanding as of the date of the change in control shall immediately vest and become fully exercisable and (ii) the restrictions, limitations and conditions on restricted stock awards and restricted stock unit awards shall lapse and such awards shall become fully vested and transferable. In the event of a change in control in which awards are assumed, substituted or continued, such awards shall be subject to double-trigger acceleration to the extent set forth in the applicable award agreement. The Compensation Committee may determine that, upon the occurrence of a change in control, each outstanding stock option and stock appreciation right shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share subject to such stock option or stock appreciation right, an amount equal to the excess (if any) of the fair market value of such share immediately prior to the occurrence of the change in control over the exercise price per share of such stock option or stock appreciation right. The Compensation Committee shall also have the option to make or provide for a payment to the grantees holding other awards in an amount equal to the fair market value of one share immediately prior to the occurrence of such change in control multiplied by the number of vested shares under such awards.

              Adjustments for Stock Dividends, Stock Splits, Etc.    In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the common stock or the value thereof, such adjustments and other substitutions shall be made to the Amended and Restated 2019 Plan and to awards thereunder as the Compensation Committee deems equitable or appropriate taking into consideration the accounting and tax consequences.

              Tax Withholding.    Participants in the Amended and Restated 2019 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting or settlement of other awards. The Compensation Committee may permit the tax withholding obligations to be satisfied by allowing a participant to authorize us to withhold from shares of common stock to be issued pursuant to any award a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Compensation Committee may also require that (i) awards be subject to mandatory share withholding up to the required withholding amount or (ii) Vericel's tax withholding obligation be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to the award are immediately sold and the proceeds from such sale are remitted to Vericel in an amount that would satisfy the withholding amount due.

              Clawback Policy.    All awards made under the Amended and Restated 2019 Plan will be subject to the terms and provisions of any clawback policy of Vericel in effect from time to time.

              Amendments and Termination.    The Board of Directors may, at any time, amend or discontinue the Amended and Restated 2019 Plan and the Compensation Committee may, at any time, amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding award without the holder's consent. To the extent required under NASDAQ rules, any amendments that materially change the terms of the Amended and Restated 2019 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined to be required by the Code to preserve the qualified status of incentive options.

              Effective Date of the Amended and Restated 2019 Plan.    The Board of Directors adopted the Amended and Restated 2019 Plan on February 11, 2020. The Amended and Restated 2019 Plan will become effective on the date it is approved by shareholders. Awards of incentive options may be granted under the Amended and Restated 2019 Plan until February 11, 2030. No other awards may be granted under the Amended and Restated 2019 Plan after the date that is ten years from the date of shareholder approval.

Plan Benefits

              Because the grant of awards under the Amended and Restated 2019 Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Amended and Restated 2019 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Amended and Restated 2019 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2019: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards
Name and Position	Average Exercise Price ($)(1)	Number of Awards (#)	Dollar Value ($)(2)	Number of Awards (#)
Dominick C. Colangelo, President and Chief Executive Officer	16.66	310,000	462,315	27,750
Gerard Michel, Chief Financial Officer and Vice President of Corporate Development	16.66	122,500	199,920	12,000
Michael Halpin, Chief Operating Officer(4)	16.66	76,250	124,950	7,500
Daniel Orlando, Former Chief Operating Officer(5)	16.66	140,000	233,240	14,000
All current executive officers, as a group	16.58	684,750	830,501(3)	49,850
All current directors who are not executive officers, as a group	16.62(2)	78,750	174,510(3)	10,500
All current employees who are not executive officers, as a group	18.35(2)	982,800	1,766,409(3)	95,430
(1)
Represents the weighted-average exercise price for the individual or group, as applicable.

(2)
The valuation of stock awards is based on the grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2019.

(3)
Represents the aggregate grant date fair value for the group.

(4)
Michael Halpin was appointed Chief Operating Officer of Vericel in June 2019.

(5)
Daniel Orlando resigned as Chief Operating Officer and his employment with Vericel ended in June 2019.

Tax Aspects under the Code

              The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended and Restated 2019 Plan. It does not describe all federal tax consequences under the Amended and Restated 2019 Plan, nor does it describe foreign, state or local tax consequences.

              Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then, (i) upon the sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

              If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, which is referred to as a "disqualifying disposition," generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

              If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

              Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

              Other Awards.    We will generally be entitled to a tax deduction in connection with an award under the Amended and Restated 2019 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize that tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

              Parachute Payments.    The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

              Limitation on Deductions.    Under Section 162(m) of the Code, our deduction for certain awards under the Amended and Restated 2019 Plan may be limited to the extent that the Chief

Executive Officer, Chief Financial Officer or other covered employee receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

              The following table provides information as of December 31, 2019, regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2019 Plan, the 2017 Plan, the 2009 Plan, and the 2015 Employee Stock Purchase Plan (the "ESPP").

Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted Average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))(c)
Equity compensation plans approved by security holders:	5,229,056(1)	10.35(2)	3,748,443(3)
Equity compensation plans not approved by security holders:	—	—	—

Total	5,229,056	10.35	3,748,443

(1)
Includes 5,052,950 shares of common stock issuable upon the exercise of outstanding options, 157,030 shares of common stock issuable upon the vesting of restricted stock units and 19,076 shares of common stock issuable from the exercise of the ESPP offering period ending on December 31, 2019.

(2)
Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(3)
As of December 31, 2019, there were zero shares available for grants under our 2009 Plan, zero shares available for grants under our 2017 Plan, 3,344,242 shares available for grants under our 2019 Plan and 404,201 shares available for grants under our ESPP.

Vote Required and Board of Directors' Recommendation

              The affirmative vote of a majority of the votes cast is required for approval of the Amended and Restated 2019 Omnibus Incentive Plan. If you abstain from voting on this Proposal, it has no effect on the voting of the proposal. If you submit your proxy without indicating your voting instructions, your shares will be voted "FOR" this proposal. Brokers, bankers and other nominees do not have discretionary voting power on this matter and, accordingly, "broker non-votes" will have no effect on the voting for this proposal.

              The Board of Directors unanimously recommends a vote FOR the approval of the Amended and Restated 2019 Omnibus Incentive Plan.

 PROPOSAL 4

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Overview

Pursuant to the Dodd-Frank Act, this proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This is commonly known as, and is referred to herein as, a "say-on-pay" proposal or resolution. Under Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally, each public company must submit a say-on-pay proposal to its shareholders not less frequently than once every three years. We intend to hold an advisory vote to approve the compensation of our named executive officers annually until at least the next advisory vote on the frequency of such advisory say-on-pay votes, which will occur no later than our 2024 Annual Meeting of Shareholders.

As discussed under Compensation Discussion and Analysis below, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that our compensation program for our named executive officers was instrumental in helping us achieve our strong strategic and financial performance in 2019.

We are asking our shareholders to vote "FOR" the following resolution at our Annual Meeting:

"RESOLVED, that the compensation paid to Vericel's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED."

We are asking our shareholders to indicate their support for our named executive officers' compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required and Board of Directors' Recommendation

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on Vericel, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and intend to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on this Proposal 4. If you sign and submit your proxy card without marking your voting instructions, your shares will be voted "FOR" Proposal 4.

We believe that our compensation program for our named executive officers is in the best interests of Vericel and our shareholders. Therefore, the Board of Directors unanimously recommends a vote FOR the approval of this resolution.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 5, 2020, or as otherwise set forth below, with respect to the beneficial ownership of Vericel's common stock by (i) all persons known by Vericel to be the beneficial owners of more than 5% of the outstanding common stock of Vericel, (ii) each director and director nominee of Vericel, (iii) each executive officer of Vericel, and (iv) all executive officers and directors of Vericel as a group.

	Shares Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class(2)
5% Stockholders:
BlackRock, Inc.(3)	3,251,571	7.2%
RTW Investments, LP(4)	2,989,429	6.7%
Deerfield Partners, L.P.(5)	2,747,563	6.1%
Waddell & Reed Financial, Inc.(6)	2,697,147	6.0%
The Vanguard Group(7)	2,383,699	5.3%
Directors and Named Executive Officers:
Robert L. Zerbe(8)	101,495	*
Alan L. Rubino(9)	102,344	*
Heidi Hagen(10)	90,625	*
Steven C. Gilman(11)	52,375	*
Kevin E. McLaughlin(12)	84,875	*
Paul K. Wotton(13)	32,375	*
Dominick C. Colangelo(14)	1,001,902	2.2%
Gerard Michel(15)	329,094	*
Michael Halpin(16)	83,017	*
Sean C. Flynn(17)	458	*
Jonathan Hopper(18)	59,963	*
All officers and directors as a group (11 persons)(19)	1,938,523	4.3%
*
Represents less than 1% of the outstanding shares of Vericel's common stock equivalents.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as indicated in the footnotes to this table, to the knowledge of Vericel, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include certain options under our 2019 Plan, 2017 Plan, and 2009 Plan and our ESPP and RSUs under our 2019 Plan. Pursuant to the rules of the SEC, the number of shares of Vericel's common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 5, 2020, and shares of our common stock that may be acquired upon the vesting of RSUs within 60 days of March 5, 2020.

(2)
Calculated on the basis of 44,945,918 shares of common stock outstanding as of March 5, 2020.

(3)
BlackRock, Inc. has sole voting power with respect to 3,179,860 shares and sole dispositive power with respect to all 3,251,571 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
RTW Investments LP has shared voting and dispositive power with respect to all 2,989,429 shares, which voting and dispositive power is shared with Roderick Wong, the managing partner of RTW Investments LP. The address for RTW Investments LP is 412 West 15th Street, Floor 9, New York, NY 10011.

(5)
Deerfield Partners, L.P. has shared voting and dispositive power with respect to all 2,747,563 shares, which voting and dispositive power is shared with Deerfield Mgmt, L.P., which is the general manager of Deerfield Partners, L.P., Deerfield Management, L.P, the investment advisor of Deerfield Partners, L.P., and James E. Flynn. The address for Deerfield Partners, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.

(6)
Shares reflected as beneficially owned by Waddell & Reed Financial, Inc. are held by Ivy Investment Management Company or IICO. As reported in a Schedule 13G filed with the SEC on February 14, 2020, each of Waddell & Reed Financial, Inc. and IICO may be deemed to share voting power over, and the power to direct the disposition of, the 2,697,147 shares reflected in the table as beneficially owned by Waddell & Reed Financial, Inc. The investment advisory contracts grant IICO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO investment power over securities owned by such sub-advisory clients and, in most cases, voting power.

(7)
The Vanguard Group has sole voting power with respect to 92,662 shares and shared voting power with respect to 3,532 shares. The Vanguard Group has sole dispositive power with respect to 2,292,516 shares and shared dispositive power with respect to 91,183 shares. Vanguard Fiduciary Trust Company is a wholly-owned subsidiary of The Vanguard Group and is the beneficial owner of 87,651 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. is a wholly-owned subsidiary of The Vanguard Group, Inc. and is the beneficial owner of 8,543 shares as a result of its serving as investment manager of Australian investment offerings. The address for the Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)
Includes 82,200 shares issuable upon exercise of options held by Dr. Zerbe that are exercisable within the 60-day period following March 5, 2020, and 1,750 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020.

(9)
Includes 99,700 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following March 5, 2020, and 1,750 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020.

(10)
Includes 88,875 shares issuable upon exercise of options held by Ms. Hagen that are exercisable within the 60-day period following March 5, 2020, and 1,750 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020.

(11)
Includes 50,625 shares issuable upon exercise of options held by Dr. Gilman that are exercisable within the 60-day period following March 5, 2020, and 1,750 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020.

(12)
Includes 83,125 shares issuable upon exercise of options held by Mr. McLaughlin that are exercisable within the 60-day period following March 5, 2020, and 1,750 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020.

(13)
Includes 30,625 shares issuable upon exercise of options held by Dr. Wotton that are exercisable within the 60-day period following March 5, 2020, and 1,750 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020.

(14)
Includes 805,033 shares issuable upon exercise of options held by Mr. Colangelo that are exercisable within the 60-day period following March 5, 2020.

(15)
Includes 166,817 shares issuable upon exercise of options held by Mr. Michel that are exercisable within the 60-day period following March 5, 2020.

(16)
Includes 80,430 shares issuable upon exercise of options held by Mr. Halpin that are exercisable within the 60-day period following March 5, 2020.

(17)
Includes 0 shares issuable upon exercise of options held by Mr. Flynn that are exercisable within the 60-day period following March 5, 2020.

(18)
Includes 57,125 shares issuable upon exercise of options held by Dr. Hopper that are exercisable within the 60-day period following March 5, 2020.

(19)
Includes 1,544,555 shares issuable upon exercise of options that are exercisable within the 60-day period following March 5, 2020, and 10,500 shares that may be acquired upon the vesting of RSUs within the 60-day period following March 5, 2020. The address for the eleven (11) beneficial owners that are persons is c/o Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ, outside directors as defined by Section 162(m) of the Code and non-employee directors as defined by Rule 16b-3 of the Exchange Act, has been delegated the authority and responsibility to review and determine the compensation packages of our executive officers. Our named executive officers for fiscal year 2019 are those individuals listed in the "2019 Summary Compensation Table" below. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in the "Board Meetings and Committees—Compensation Committee" section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

Executive Compensation Objectives and Philosophy

The objectives of our executive compensation program are to attract, retain and motivate talented executives who are critical for the continued growth and success of Vericel and to align the interests of these executives with those of our shareholders. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

•
maintain a culture of "pay for performance";

•
attract talented and experienced executives to join Vericel;

•
motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•
ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•
focus executive behavior on achievement of our corporate mission and short-term and long-term corporate objectives and strategy; and

•
align the interests of management and shareholders by providing management with longer-term incentives through equity ownership.

The Compensation Committee reviews the allocation of compensation components regularly to help ensure alignment with strategic and operating goals, competitive market practices and legislative changes. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation. Certain compensation components, such as base salaries, benefits and perquisites, are intended primarily to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. The annual incentive motivates named executive officers to achieve specific operating objectives for the fiscal year. Long-term incentives are intended to reward our long-term performance and achievement of specific financial goals and to strongly align named executive officers' interests with those of shareholders.

Elements of Executive Officer Compensation

The primary components of our executive officer compensation program are: (i) annual base salary; (ii) annual incentive compensation, which is based on overall company performance, the achievement of specified company goals and individual performance; and (iii) long-term equity incentive compensation in the form of periodic stock option and RSU grants, with the objective of aligning the executive officers' long-term interests with those of the shareholders.

In establishing overall executive compensation levels and making specific compensation decisions for the executives in 2019, the Compensation Committee considered a number of criteria, including the executive's position, prior compensation levels, scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, and external market data. In addition, the Compensation Committee considered the results of the advisory vote by shareholders on the "say-on-pay" proposal presented to stockholders at Vericel's 2019 Annual Meeting of Shareholders. There was strong support at the 2019 annual meeting for the compensation program offered to Vericel's named executive officers with more than 98% of votes cast in favor. In light of the strong support for our executive compensation program reflected by the results of the 2019 "say-on-pay" proposal, the Compensation Committee maintained the same general structure and approach for Vericel's executive compensation program for 2019. However, in order to limit shareholder dilution, aid in retention and further align the interests of our named executive officers and our stockholders, beginning in 2019, we added RSUs as a component of our long-term incentive program, which vest over time, subject to continued employment through the vesting date.

The Compensation Committee performs a review of compensation for our executive officers annually. As part of this review, the Compensation Committee takes into consideration its understanding of external market data, which is primarily based on compensation practices of comparable companies (based on size and stage of development). Periodically, the Compensation Committee engages an independent consultant to perform an analysis of the current compensation program. In late 2018, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("F.W. Cook") to perform an independent review of the compensation program for our executive officers to assist with setting 2019 compensation. F.W. Cook reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee, F.W. Cook does not provide any consulting services to Vericel or its executive officers. Our Compensation Committee performs an annual assessment of the independence of its compensation advisers. Our Compensation Committee has determined that F.W. Cook is independent and that their work has not raised any conflict of interests.

As part of its engagement, F.W. Cook analyzed compensation data relating to our peer group companies as approved by the Compensation Committee with input and guidance from F.W. Cook. The peer group companies that F.W. Cook analyzed consisted of the following 19 publicly-traded companies, which had a $737 million median market capitalization in fiscal year 2017, and the majority of which either have a commercial product or FDA approved compound: Agenus Inc., AMAG Pharmaceuticals, Inc., Amarin Corporation, Amicus Therapeutics, Inc., Anika Therapeutics, Inc., AtriCure, Inc., AxoGen, Inc., Corcept Therapeutics, Inc., Flexion Therapeutics, Inc., Glaukos Corporation, iRhythm Technologies, Inc., Keryx Biopharmaceuticals, Inc., Progenics Pharmaceuticals, Inc., PTC Therapeutics, Inc., Repligen Corporation, Spark Therapeutics, Inc., STAAR Surgical Company, Supernus Pharmaceuticals, Inc., and Vanda Pharmaceuticals, Inc.

Generally, our Compensation Committee reviews and approves compensation arrangements for executive officers in the first quarter of each year and in connection with the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our

Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee's review of executive compensation arrangements.

The compensation decisions made at the beginning of 2019 occurred in the context of one- and three-years total shareholder return that was above the 90th percentile of the peer group.

For taxable years prior to 2018, Section 162(m) of the Code as then in effect and related treasury regulations restricted deductibility of compensation paid to our named executive officers (other than our principal financial officer) to the extent such compensation exceeded $1,000,000 and did not qualify for an exception as commission-based compensation or "qualified performance-based compensation." Beginning in 2018, tax legislation (1) expanded the scope of Section 162(m) such that all named executive officers are "covered employees" and anyone who was a named executive officer in any year after 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receives compensation from the company, and (2) eliminated the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, beginning in 2018, any compensation paid to a covered employee in excess of $1,000,000 will be non-deductible, unless paid pursuant to a grandfathered arrangement, as discussed above. The Compensation Committee believes that shareholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation under Section 162(m).

Base Salary

The Compensation Committee performs a review of base salaries for our executive officers annually. We may also change the base salary of an executive officer at other times due to market conditions or if a change in the scope of the officer's responsibilities justifies such adjustment. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on the individual experience, skills and expected contributions of our executives and our executives' performance during the prior year.

In February 2019, our Compensation Committee approved merit increases in base salary for each of our named executive officers serving at that time, based upon various factors, including a review of individual performance during 2018 and a comparison of projected cash compensation against peer group benchmarks. Salary adjustments were based on the goal of providing cash compensation at or near the peer group median, taking into account tenure in the executive's position and the executive's performance. The Compensation Committee approved base salary increases in order to maintain competitive compensation arrangements for executive officers relative to our peer group and to reward for strong performance during 2018. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers:

	Base Salary Adjustments
Name	2018 Base Salary($)	2019 Base Salary($)	Increase (%)
Dominick C. Colangelo	592,000	634,000	7.1%
Gerard Michel	386,000	398,000	3.1%
Michael Halpin(1)	345,000	370,000	6.8%
Daniel Orlando(2)	357,000	385,000	7.8%
(1)
Mr. Halpin was appointed Chief Operating Officer effective June 15, 2019, and previously served as our Senior Vice President, Quality and Regulatory Affairs. His base salary increased from $345,000 to $370,000 in June 2019, in connection with his promotion to Chief Operating Officer.

(2)
Mr. Orlando resigned as Chief Operating Officer and his employment with Vericel terminated on June 14, 2019.

Annual Non-Equity Incentive Compensation

Given the nature of our business, the determination of annual incentives for our executives has been tied to achieving our financial targets, promoting our commercial cell therapy business, and advancing our product portfolio. Each executive officer has a target cash incentive amount that is set as a percentage of his base salary. The amount of the cash incentives awarded by the Compensation Committee to our named executive officers each year is based on the achievement of performance and corporate goals set by the Compensation Committee in advance, which are designed to capture the important operational and financial aspects of the organization. The 2019 corporate goals approved by our Compensation Committee were:

1)
Achieve Financial Targets (the "Financial Goals") (40%):

a.
Generate total net product revenues of $107.6 million or more (excluding accounts receivable write-down from former pharmacy provider cases), and

b.
Achieve budget expense target of $94.3 million (excluding depreciation, amortization and stock-based compensation).

2)
Advance Products and Life Cycle Management (the "Product Goals") (40%):

a.
Achieve target MACI biopsy conversion rate and MACI implanting and biopsy surgeon engagement goals.

b.
Complete clinical/regulatory MACI lifecycle management initiatives,

c.
Finalize assessment and initiate strategic investment priorities for cartilage repair franchise, and

d.
Execute a high-quality business development transaction.

3)
Complete Operational Goals (the "Operational Goals") (20%):

a.
Implement electronic batch records system for MACI by June 30, 2019,

  b.
  Enter Design Control Stage 3 for new final packing for MACI by December 31, 2019, and

  c.
  Complete manufacturing capacity and risk mitigation projects, and manufacturing efficiency improvement initiatives by December 31, 2019.

In making its determination regarding our 2019 annual incentive program, the Compensation Committee considered our success against 2019 corporate goals and implemented a maximum achievement threshold of 185% of target such that no more than 185% of target awards may be earned under the annual incentive program. The Compensation Committee made a determination of a 115% achievement of our corporate goals for 2019, based on the following conclusions:

1)
61% out of a targeted 40% was awarded for the Financial Goals. The Compensation Committee awarded target points for these goals as a result of exceeding goals relating to revenue generation and budgeted expenses.

2)
37% out of a targeted 40% was awarded for Product Goals. The Compensation Committee awarded such portion of target points for these goals primarily due to the Company successfully meeting the established implanting and biopsy surgeon goals, the Company's execution of a License Agreement with MediWound Ltd. in May 2019, for North American commercial rights for NexoBrid, and the Company's completion of a strategic investment assessment, and its partial achievement of goals relating to life cycle management initiatives.

3)
17% out of a targeted 20% was awarded for the Operational Goals. The Compensation Committee awarded such portion of target points for these goals primarily due to the Company's successful implementation of an electronic batch records system for MACI, and its entrance into Design Control Stage 3 for new MACI packaging by established deadlines, as well as its partial achievement of certain manufacturing, risk mitigation and efficiency improvement projects during the year.

The table below shows the target award under the 2019 annual incentive program as a percentage of each named executive officer's annual base salary in 2019, the target cash award opportunity in dollars for 2019, and the actual cash bonus payments made to our named executive officers for 2019 performance.

	2019 Annual Incentive Program
Name	2019 Target Award (% of Base Salary)	2019 Target Award Opportunity ($)	2019 Actual Bonus Payment ($)	2019 Actual Bonus Payment (% of Target Award Opportunity)
Dominick C. Colangelo	70%	443,800	510,370	115%
Gerard Michel	45%	179,100	205,965	115%
Michael Halpin(1)	45%	161,384	185,592	115%
Daniel Orlando(2)	45%	173,250	—	—
(1)
Michael Halpin was appointed Chief Operating Officer of Vericel in June 2019, and previously served as Senior Vice President, Quality and Regulatory Affairs of Vericel. The 2019 Target Award Opportunity reported in the table reflects the mid-year base salary increase in connection with his promotion.

(2)
Daniel Orlando resigned as Chief Operating Officer and his employment with Vericel ended in June 2019. Accordingly, he was not eligible to, and did not, receive a bonus under the 2019 Annual Incentive Plan.

Long-term Equity Incentive Compensation

Long-term incentive compensation allows the executive officers to share in any appreciation in the value of our common stock. In 2019, the Compensation Committee awarded stock options and RSUs to our named executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Compensation Committee considers the contributions and responsibilities of each named executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals and Vericel's overall performance relative to corporate objectives. Because employees are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, and because the value of RSUs is based on the price of our common stock when the RSUs vest, we believe stock options and RSUs provide meaningful incentives to our employees and named executive officers to achieve increases in the value of our stock over time.

Stock options and RSU awards vest over time, generally four years, subject to continued employment with Vericel over the vesting period. All stock options have an exercise price equal to fair market value of our common stock on the date of grant, which is equal to our closing market price on such date.

The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at levels calculated to be competitive within the biotechnology industry, as well as our peer group. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant. In 2018, the Compensation Committee engaged F.W. Cook to continue its independent review of the equity incentive grant practices of Vericel as compared to our peer group to support 2019 equity compensation decisions. The Compensation Committee considered our strong 219% total shareholder return during 2018 when determining early 2019 equity awards and determined that awards would be above the peer group median for the first time in several years as a result of the high performance. The award was mostly in stock options, which require continued stock price growth after grant in order for the executive to recognize value from the award, but RSUs were added to the 2019 long-term incentive grants to focus on retention and reduce dilution from the equity awards.

On February 6, 2019, the Compensation Committee granted the following stock options and RSUs to our named executive officers. The grant date fair value of these awards is reported in the 2019 Summary Compensation Table below.

Name	Number of Shares Underlying Options (#)	Number of RSUs (#)
Dominick C. Colangelo	310,000	27,750
Gerard Michel	122,500	12,000
Michael Halpin	76,250	7,500
Daniel Orlando(1)	140,000	14,000

(1)
Mr. Orlando resigned as Chief Operating Officer and his employment with Vericel terminated on June 14, 2019; therefore only a portion of the stock options vested and none of the RSUs vested.

Other Compensation

Generally, benefits available to executive officers are available to all employees on similar terms and include health and welfare benefits, paid time-off, life and disability insurance and a 401(k) plan.

We provide the benefits above to attract and retain our executive officers and other employees by offering compensation that is competitive with other companies that are similar in size and stage of development. These benefits represent a relatively small portion of the total compensation of our named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members:

Alan L. Rubino, Chairman
Heidi Hagen
Steven Gilman

This report shall not constitute "soliciting material," shall not be deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Summary Compensation Table

The following table summarizes all compensation earned by or paid to Dominick C. Colangelo, our Chief Executive Officer effective March 1, 2013; Daniel Orlando, our Chief Operating Officer from August 27, 2012 to June 14, 2019; Michael Halpin, our Chief Operating Officer effective June 15, 2019; and Gerard Michel, our Chief Financial Officer and Vice President of Corporate Development effective June 2, 2014 (the "named executive officers") during the fiscal years indicated.

 2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dominick C. Colangelo	2019	634,000	—	462,315	3,766,325	510,370	12,517(6)	5,385,527
President and CEO	2018	592,000	106,560		1,548,692	355,200	11,842	2,614,294
	2017	555,500	—		573,559	333,300	11,667	1,474,026
Gerard Michel	2019	398,000	—	199,920	1,488,306	205,965	12,510(7)	2,304,701
CFO and VP of Corporate	2018	386,000	46,320		516,231	154,400	11,822	1,114,773
Development	2017	374,000	—		191,186	149,600	11,647	726,433
Michael Halpin	2019	370,000	—	124,950	926,395	185,592	12,510(8)	1,619,447
Chief Operating Officer
Daniel Orlando(10)	2019	177,692	—	233,240	1,700,921	—	7,386(9)	2,119,239
Former Chief Operating	2018	357,000	42,840		516,231	142,800	11,822	1,070,693
Officer	2017	345,000	—		191,186	138,000	11,647	685,833
(1)
Amounts reported in this column represent additional cash bonuses granted in the Compensation Committee's discretion, which were awarded based on exceptional achievement of the overall corporate performance for 2019.

(2)
Amount reflects the grant date fair value of awards of time-based RSUs made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020.

(3)
Amount reflects the grant date fair value of the named executive officer's stock options, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020.

(4)
Amounts reported in this column represent annual cash incentive bonuses, which were awarded based on achievement of corporate performance goals for the year indicated. The 2019 cash incentive bonus determinations are described in more detail above under the heading "Annual Non-Equity Incentive Compensation."

(5)
Amounts reported in the all other compensation column include Vericel's contributions to its 401(k) Plan and life insurance premiums, as detailed in footnotes 5, 6, 7 and 8. None of the named executive officers received perquisites having an aggregate value of $10,000 or more in the fiscal years ended December 31, 2019, 2018 or 2017, respectively.

(6)
This amount includes Vericel's contributions of $9,800 made to Mr. Colangelo's 401(k) Plan and payments of $2,717 for life insurance premiums.

(7)
This amount includes Vericel's contributions of $9,800 made to Mr. Michel's 401(k) Plan and payments of $2,710 for life insurance premiums.

(8)
This amount includes Vericel's contributions of $9,800 made to Mr. Halpin's 401(k) Plan and payments of $2,710 for life insurance premiums.

(9)
This amount includes Vericel's contributions of $6,031 made to Mr. Orlando's 401(k) Plan and payments of $1,355 for life insurance premiums.

(10)
Mr. Orlando resigned as Chief Operating Officer and his employment with Vericel terminated on June 14, 2019. The amount reported in the Salary column reflects his base salary paid through his date of termination. All of the RSUs (reported in the Stock Awards column), and 93.75% of the value of the stock option (reported in the Option Awards column) granted to Mr. Orlando in 2019 were forfeited prior to vesting, upon this departure.

Grants of Plan-Based Awards

The following table presents information on all grants of plan-based awards made in the fiscal year ended December 31, 2019 to our named executive officers:

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Target ($)	Maximum ($)
Dominick C. Colangelo	—	443,800	821,030	—	—	—	—
	2/6/2019	—	—	27,750	—	—	462,315
	2/6/2019	—	—	—	310,000	16.66	3,766,325
Gerard Michel	—	179,100	331,335	—	—	—	—
	2/6/2019	—	—	12,000	—	—	199,920
	2/6/2019	—	—	—	122,500	16.66	1,488,306
Michael Halpin	—	161,384	298,560	—	—	—	—
	2/6/2019	—	—	7,500	—	—	124,950
	2/6/2019	—	—	—	76,250	16.66	926,395
Daniel Orlando	—	173,250	320,512	—	—	—	—
	2/6/2019	—	—	14,000	—	—	233,240
	2/6/2019	—	—	—	140,000	16.66	1,700,921
(1)
Non-equity incentive plan awards consist of performance-based cash bonuses earned based on achievement of pre-determined performance criteria during fiscal year 2019. The 2019 cash incentive bonus determinations are described in more detail above under the heading "Annual Non-Equity Incentive Compensation."

(2)
This reflects the grant date fair value of option and RSU awards granted to our named executive officers during the year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020.

Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding as of December 31, 2019. We currently grant stock-based awards pursuant to our 2019 Plan and have outstanding awards under our 2019 Plan, 2017 Plan and our 2009 Plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested (#)(2)
Dominick C. Colangelo	3/6/2013(3)	55,001	—	25.80	3/6/2023
	1/3/2014	48,397	—	3.57	1/3/2024
	1/5/2015	383,452	—	3.02	1/5/2025
	2/9/2016	53,183	10,313	1.95	2/9/2026
	2/8/2017	26,250	65,625	2.75	2/8/2027
	5/22/2017(4)	5,625	28,125	2.65	5/22/2027
	2/7/2018	131,250	168,750	7.20	2/7/2028
	2/6/2019	58,125	251,875	16.66	2/6/2029	27,750	482,850
Gerard Michel	1/5/2015	58,519	—	3.02	1/5/2025
	2/9/2016	5,000	5,000	1.95	2/9/2026
	2/8/2017	7,673	21,875	2.75	2/8/2027
	5/22/2017(4)	5,625	9,375	2.65	5/22/2027
	2/7/2018	41,875	56,250	7.20	2/7/2028
	2/6/2019	22,968	99,532	16.66	2/6/2029	12,000	208,800
Michael Halpin	4/10/2017(3)	29,328	50,625	2.65	4/10/2027
	2/7/2018	12,644	22,686	7.20	2/7/2028
	2/6/2019	14,296	61,954	16.66	2/6/2029	7,500	130,500
Daniel Orlando(5)	—	—	—	—	—	—	—
(1)
Unless otherwise noted, options vest over a period of four years, with 6.25% vesting each quarter following the grant date.

(2)
Based on a price of $17.40 per share, which was the closing price per share of our common stock as reported by the NASDAQ Capital Market on December 31, 2018.

(3)
These options vested over a period of four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter.

(4)
These options vest over a period of four years, with 6.25% vesting each quarter following February 8, 2017.

(5)
Mr. Orlando resigned as Chief Operating Officer and his employment with Vericel terminated on June 14, 2019. He held no outstanding stock options or unvested stock awards as of December 31, 2019.

(6)
These Restricted Stock Units vest over 4 years with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal annual installments thereafter.

Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of options by our named executive officers during the year ended December 31, 2019. None of our named executive officers held equity awards other than stock options that were exercised or vested during the year ended December 31, 2019.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Dominick C. Colangelo	150,567	1,880,051
Gerard Michel	120,702	1,612,275
Michael Halpin	40,047	617,576
Daniel Orlando	309,140	4,146,208
(1)
Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the NASDAQ Capital Market on the date of exercise.

Pension Benefits

We do not offer any defined benefit pension plans or arrangements.

Nonqualified Deferred Compensation

There were no nonqualified deferred compensation plans or arrangements offered to any of our executive officers during 2019.

Employment Contracts, including Termination of Employment and Change of Control Arrangements

We have entered into employment agreements with our named executive officers that provide for specified payments and benefits in connection with a termination of employment by us without Cause or a resignation by the named executive officer for Good Reason (as such terms are defined in the employment agreements). Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer's employment terminates. We have also determined that accelerated vesting provisions with respect to equity awards in connection with a qualifying termination are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally.

In connection with the Compensation Committee's regularly scheduled review of executive compensation in 2017, and in consultation with our independent compensation advisers, F.W. Cook, we amended the employment agreements of the members of our executive management in order to harmonize certain discrepancies identified across such employment agreements during our review and align the benefits provided more closely with those provided by our peer companies. The following are summaries of the material terms of employment agreements with our named executive officers.

Mr. Colangelo's Agreement

On March 1, 2013, Mr. Colangelo and Vericel entered into an Employment Agreement, which was amended on September 14, 2017 (the "Colangelo Employment Agreement"). As of March 9, 2020, Mr. Colangelo's current annual base salary is $675,000, which is reviewed annually by the Compensation Committee. Mr. Colangelo is also eligible to receive cash incentive compensation as determined by the Compensation Committee. Mr. Colangelo's target annual incentive compensation is currently 75% of his base salary. Under the Colangelo Employment Agreement, Mr. Colangelo is eligible to receive stock options and other equity awards from time to time at the discretion of the Compensation Committee.

In the event of a termination of Mr. Colangelo's employment by Vericel without Cause or by Mr. Colangelo for Good Reason (as such terms are defined in the Colangelo Employment Agreement), Vericel shall pay Mr. Colangelo an amount equal to twelve months of his then-current base salary in equal installments, according to Vericel's payroll practices, over the one-year period following the date of termination of his employment, all of Mr. Colangelo's time-based equity awards that would have vested during such one-year period shall vest and become exercisable or nonforfeitable upon the date of termination and, if Mr. Colangelo was participating in Vericel's group health plan immediately prior to his date of termination and elects COBRA coverage, Vericel shall pay Mr. Colangelo a monthly cash payment equal to the full monthly COBRA premium until the earlier of twelve months following termination or the end Mr. Colangelo's COBRA health continuation period. In the event that Mr. Colangelo breaches the restrictive covenants set forth in the Colangelo Employment Agreement during the severance period, Vericel may cease severance payments to Mr. Colangelo. In lieu of the payments and benefits described above, in the event of the termination of Mr. Colangelo's employment by Vericel without Cause or by Mr. Colangelo for Good Reason, in either case within eighteen months following a Change in Control (as defined in the Colangelo Employment Agreement), (i) Vericel shall pay Mr. Colangelo a lump sum amount equal to (A) 1.5 times the sum of his base salary and his target bonus for the year in which the termination occurs plus (B) a pro-rated portion of his target bonus for the year of termination, (ii) if Mr. Colangelo was participating in Vericel's group health plan immediately prior to his date of termination and elects COBRA coverage, Vericel shall pay Mr. Colangelo a monthly cash payment equal to the full monthly COBRA premium until the earlier of eighteen months following termination or the end of Mr. Colangelo's COBRA health continuation period, and (iii) all time-based equity awards held by Mr. Colangelo shall immediately vest and become fully exercisable or nonforfeitable as of the date of termination. Mr. Colangelo's right to receive any severance payment and benefits is conditioned upon and subject to Mr. Colangelo's signing and not revoking a general release of claims.

In addition, during his employment and after termination of the Colangelo Employment Agreement, Mr. Colangelo has agreed to keep Vericel's confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Vericel's written consent except as necessary in the ordinary course of performing his duties to Vericel. During the term of the Colangelo Employment Agreement and for a period of eighteen months thereafter Mr. Colangelo also agreed not to compete with Vericel and not to solicit employees, customers or suppliers of Vericel.

Mr. Michel's Agreement

On September 15, 2017, Mr. Michel and Vericel entered into an Amended and Restated Employment Agreement (the "Michel Employment Agreement"). As of March 9, 2020, Mr. Michel's current annual base salary is $410,000, which is reviewed annually by the Compensation Committee. Mr. Michel is also eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. Mr. Michel's target annual incentive compensation is currently 45% of his base salary.

Under the Michel Employment Agreement, from time to time and at the discretion of the Compensation Committee, Vericel may grant to Mr. Michel equity awards pursuant to Vericel's then-current equity plan.

In the event of a termination of Mr. Michel's employment by Vericel without Cause or by Mr. Michel for Good Reason (as such terms are defined in the Michel Employment Agreement), Vericel shall pay Mr. Michel an amount equal to twelve months of his then-current base salary in equal installments over the twelve-month period beginning within sixty days after the date of termination of his employment and, if Mr. Michel was participating in Vericel's group health plan immediately prior to his date of termination and elects COBRA coverage, Vericel shall pay Mr. Michel a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to Mr. Michel had he remained employed by Vericel until the earlier of twelve months following termination or the end of Mr. Michel's COBRA health continuation period. In the event that Mr. Michel breaches the restrictive covenants set forth in the Michel Employment Agreement during the severance period, Vericel may cease severance payments to Mr. Michel. In lieu of the severance payments described above, in the event that Mr. Michel's employment is terminated by Vericel without Cause or by Mr. Michel for Good Reason, in either case within eighteen months following a Change in Control (as defined in the Michel Employment Agreement), (i) Vericel shall pay Mr. Michel a lump sum amount equal to (A) the sum of his then-effective base salary and his target bonus for the year in which the termination occurs plus (B) a pro-rated portion of his target bonus for the year of termination, (ii) if Mr. Michel was participating in Vericel's group health plan immediately prior to his date of termination and elects COBRA coverage, Vericel shall pay Mr. Michel a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to Mr. Michel had he remained employed by Vericel until the earlier of twelve months following termination or the end of Mr. Michel's COBRA health continuation period, and (iii) all time-based equity awards held by Mr. Michel shall immediately vest and become fully exercisable or nonforfeitable as of the date of termination. Mr. Michel's right to receive any severance payment and benefits is conditioned upon and subject to Mr. Michel's signing and not revoking a general release of claims.

In addition, during his employment and after termination of the Michel Employment Agreement, Mr. Michel has agreed to keep Vericel's confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Vericel's written consent except as necessary in the ordinary course of performing his duties to Vericel. During the term of the Michel Employment Agreement and for a period of twelve months thereafter Mr. Michel has also agreed not to compete with Vericel and not to solicit employees, customers or suppliers of Vericel.

Mr. Halpin's Agreement

On September 14, 2017, Mr. Halpin and Vericel entered into an Amended and Restated Employment Agreement, which was amended on June 3, 2019 (the "Halpin Employment Agreement"). As of March 9, 2020, Mr. Halpin's current annual base salary is $395,000, which is reviewed annually by the Compensation Committee. Mr. Halpin is also eligible to receive cash incentive compensation as determined by Vericel. Mr. Halpin's target annual incentive compensation is currently 45% of his base salary. Under the Halpin Employment Agreement, from time to time and at the discretion of the Compensation Committee, Vericel may grant to Mr. Halpin equity awards pursuant to Vericel's then-current equity plan.

In the event of a termination of Mr. Halpin's employment by Vericel without Cause or by Mr. Halpin for Good Reason (as such terms are defined in the Halpin Employment Agreement), Vericel shall pay Mr. Halpin an amount equal to twelve months of his then-current base salary in equal installments over the twelve-month period, in accordance with Vericel's payroll practice, beginning within sixty days after the date of termination of his employment and, if Mr. Halpin was participating in Vericel's group health plan immediately prior to his date of termination and elects COBRA coverage, Vericel shall pay Mr. Halpin a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to Mr. Halpin had he remained employed by Vericel until the earlier of twelve months following termination or the end of Mr. Halpin's COBRA health continuation period. In the event that Mr. Halpin breaches the restrictive covenants set forth in the Halpin Employment Agreement during the severance period, Vericel may cease severance payments to Mr. Halpin. In lieu of the severance payments described above, in the event that Mr. Halpin's employment is terminated by Vericel without Cause or by Mr. Halpin for Good Reason, in either case within eighteen months following a Change in Control (as defined in the Halpin Employment Agreement), (i) Vericel shall pay Mr. Halpin a lump sum amount equal to (A) the sum of his base salary and his target bonus for the year in which the termination occurs plus (B) a pro-rated portion of his target bonus for the year of termination, (ii) if Mr. Halpin was participating in Vericel's group health plan immediately prior to his date of termination and elects COBRA coverage, Vericel shall pay Mr. Halpin a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to Mr. Halpin had he remained employed by Vericel until the earlier of twelve months following termination or the end of Mr. Halpin's COBRA health continuation period, and (iii) all time-based equity awards held by Mr. Halpin shall immediately vest and become fully exercisable or nonforfeitable as of the date of termination. Mr. Halpin's right to receive any severance payment and benefits is conditioned upon and subject to Mr. Halpin's signing and not revoking a general release of claims.

In addition, during his employment and after termination of the Halpin Employment Agreement, Mr. Halpin has agreed to keep Vericel's confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Vericel's written consent except as necessary in the ordinary course of performing his duties to Vericel. During the term of the Halpin Employment Agreement and for a period of twelve months thereafter Mr. Halpin has also agreed not to compete with Vericel and not to solicit employees, customers or suppliers of Vericel.

Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change in Control of Vericel (as defined in our 2019 Plan, the 2017 Plan or the 2009 Plan, as applicable) if awards under the 2019 Plan, the 2017 Plan or the 2009 Plan, as applicable, are not assumed, continued or substituted, awards shall vest immediately prior to the Change in Control and terminate on the day of the Change in Control. If assumed, continued or substituted and the participant's services to Vericel are terminated by Vericel or its successor without cause within twelve months following the Change in Control, the awards shall become fully vested and exercisable and may be exercised at any time prior to the earlier of the expiration date of the award or three months following the date of termination.

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination occurred on December 31, 2019, and using the salary in effect on such date. Daniel Orlando resigned as Chief Operating Officer and his employment with Vericel terminated on June 14, 2019. He received no severance payments or benefits in connection with his termination.

Name	Benefit	Termination w/o Cause or for Good Reason other than in connection with a Change in Control ($)	Termination w/o Cause or for Good Reason in connection with a Change in Control ($)
Dominick C. Colangelo	Severance Pay	634,000	2,060,500
	Health Care Benefits	24,516	36,775
	Equity Award Acceleration	2,203,390(1)	3,926,073(2)

	Total	2,861,906	6,023,348
Gerard Michel	Severance Pay	398,000	756,200
	Health Care Benefits	20,177	20,177
	Equity Award Acceleration	—	1,392,204(2)

	Total	418,177	2,168,581
Michael Halpin	Severance Pay	370,000	692,768
	Health Care Benefits	20,177	20,177
	Equity Award Acceleration	—	1,154,462

	Total	390,177	1,867,407
(1)
This represents the cumulative value of the equity awards that would accelerate upon a termination of employment not in connection with a Change in Control. The amount represents the difference between the closing price of our common stock on December 31, 2019 of $17.40, and the exercise price multiplied by the number of option shares that would accelerate.

(2)
This represents the cumulative value of the equity awards that would accelerate upon a qualifying termination of employment within 18 months following a Change in Control (or upon a Change in Control if equity awards are not assumed in such Change in Control). The amount represents the difference between the closing price of our common stock on December 31, 2019, and the exercise price multiplied by the number of option shares that would accelerate.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Principal Executive Officer ("PEO"), Mr. Colangelo, and the ratio of these two amounts. We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2019 PEO to median employee pay ratio was approximately 31:1.

Dominick C. Colangelo ("PEO") 2019 Compensation	$5,385,527
Median Employee 2019 Compensation	$173,338
Ratio of PEO to Median Employee Compensation	31:1

We identified the median employee using W-2 compensation, plus estimated bonus, the fair market value of equity grants, life and disability insurance, and the estimated value of 401(k) match (whether or not vested), for all individuals who were employed by us on December 31, 2019, the last day of our fiscal year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were included in the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation of Directors

The Director Compensation table reflects all compensation awarded to, earned by or paid to our non-employee directors for the fiscal year ended December 31, 2019.

DIRECTOR COMPENSATION
FOR THE YEAR ENDED
DECEMBER 31, 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Total ($)
Robert L. Zerbe	80,000	29,085	144,000	253,085
Kevin McLaughlin	60,000	29,085	144,000	233,085
Alan L. Rubino	64,500	29,085	144,000	237,585
Heidi Hagen	57,000	29,085	144,000	230,085
Paul K. Wotton	45,000	29,085	144,000	218,085
Steven Gilman	47,000	29,085	144,000	220,085
(1)
Amount reflects the grant date fair value of awards of time-based RSUs made to the named director in 2019, computed in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020. The discussion below provides details as to the aggregate number of unvested stock awards outstanding at fiscal year-end.

(2)
Amount reflects the grant date fair value of the named director's stock options, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020. The discussion below provides details as to the aggregate number of option awards outstanding at fiscal year-end.

(3)
Non-employee directors held the following unvested RSUs and unexercised stock options as of December 31, 2019:

Director	Stock Awards	Stock Options
Robert L. Zerbe	1,750	82,200
Alan L. Rubino	1,750	99,700
Heidi Hagen	1,750	88,875
Steven Gilman	1,750	50,625
Kevin F. McLaughlin	1,750	83,125
Paul K. Wotton	1,750	30,625

At least every three years, the Compensation Committee engages an independent consultant to perform an analysis over the non-employee director compensation program. In 2019, the Compensation Committee engaged F.W. Cook to perform an independent review of the compensation program for non-employee directors. As a result of that review, and as is described more-fully, below, the Company decided to add RSUs to the equity awards granted to non-employee directors each year.

Fees Earned or Paid in Cash.    The Chairman of the Board of Directors, if any, receives an annual fee of $80,000 paid in equal quarterly increments and does not receive additional fees for service as a member of the Board of Directors or as an individual committee member. Each other non-employee director receives an annual fee of $40,000 paid in equal quarterly increments. The chairperson of each standing committee receives an additional annual fee of $20,000 for the Audit Committee, $14,500 for the Compensation Committee and $10,000 for the Governance Committee. The non-chair members of the Audit Committee each will receive an additional $10,000 annual fee, each non-chair committee member of the Compensation Committee receives an additional $7,000 annual fee and each non-chair committee member of the Governance Committee receives an additional annual fee of $5,000, in each case payable quarterly.

Equity Awards.    Under the 2019 Plan and Vericel's non-employee director compensation policy, a non-employee director who continued to serve beyond an Annual Meeting of Shareholders receives a stock option to purchase 13,125 shares granted on the date of each Annual Meeting of Shareholders, with an exercise price equal to the fair market value of the common stock on the date of grant, and a grant of 1,750 RSUs. Such stock options vest in equal monthly increments over a period of one year, subject to continued service through the applicable vesting date. The RSUs vest on the earlier of the first anniversary date of the RSU grant or the date of first Annual Meeting of Shareholders following the grant, subject to continued service through the vesting date. Newly elected directors joining the Board of Directors during the period between Annual Meetings of Shareholders receive a grant for a pro rata amount of the shares subject to the option (reflecting the period of time until the next Annual Meeting of Shareholders) and a pro rata amount of the annual RSUs awarded (reflecting the period of time until the next Annual Meeting of Shareholders). In addition, each future non-employee director who joins the Board of Directors will also receive a one-time stock option to purchase 13,125 shares, and a one-time grant of 1,750 RSUs, on the date of such director's appointment, which will vest in equal monthly installments over three years, subject to continued service through the applicable vesting date. These equity grants are made under the terms of Vericel's then-existing equity compensation plans, as previously approved by the shareholders. Stock options issued to directors shall terminate and may no longer be exercised after the first to occur of (a) the expiration date of the option, (b) 24 months after the date on which the director's service with Vericel is terminated, or (c) a Change in Control to the extent provided in the stock option agreement.

Non-employee directors have the ability, under Vericel's Non-Employee Director Deferred Compensation Program, to elect to receive RSUs upon vesting or RSUs with a deferred settlement. A non-employee director must elect to defer the receipt of a RSU grant by December 31st of the year prior to the grant and during an open-trading window. Newly elected non-employee directors must make an election within thirty days of joining the Board. RSUs with deferred settlement are subject to vesting but the shares are not issued until the earlier of (i) the non-employee director's service to Vericel is terminated, or (ii) a Change in Control, defined in the 2019 Plan. Further, under the Deferred Compensation Program, upon the occurrence of such event, the amounts credited in the non-employee director's account shall be paid in shares of stock as soon as practicable, but in no event after the last day of the calendar year in which the event occurs or two and one-half months after the event occurs, whichever comes later.

Certain Relationships and Related Party Transactions

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Vericel's preference to avoid related party transactions.

Vericel's Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. All related party transactions shall be disclosed in Vericel's applicable filings with the Securities and Exchange Commission as required under SEC rules.

There were no such reportable relationships or related party transactions during the fiscal year ended December 31, 2019.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2019, Mr. Rubino, Ms. Hagen and Dr. Gilman served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee; (2) a director of another entity, one of whose executive officers served on the compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees Vericel's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our consolidated audited financial statements with generally accepted accounting principles. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an "independent director" as defined in Rule 5605(a)(2) of the NASDAQ listing standards. Robert L. Zerbe, Alan L. Rubino and Kevin F. McLaughlin were members of the Audit Committee during the fiscal year ended December 31, 2019.

The Committee has discussed and reviewed with the independent registered public accountants all matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") in Auditing Standards No. 16 (Communication with Audit Committees). The Committee has received written disclosures and a letter from PricewaterhouseCoopers LLP confirming their independence, as required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accountant's independence. The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of the PricewaterhouseCoopers LLP audit, the results of its audit, its evaluations of Vericel's internal controls and the overall quality of its financial reporting. The Committee reviewed the performance and fees of PricewaterhouseCoopers LLP prior to recommending their appointment. The Committee reviewed our financial statements and discussed them with management and with PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Vericel's consolidated audited financial statements be included in Vericel's Form 10-K for the fiscal year ended December 31, 2019.

AUDIT COMMITTEE

Kevin F. McLaughlin, Chairman
Alan L. Rubino
Robert L. Zerbe

 SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Under Vericel's Bylaws, in order for business and director nominations to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Vericel. To be timely, such notice must be received at Vericel's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Vericel's proxy statement was released to shareholders in connection with the previous year's Annual Meeting of Shareholders, except that (i) if no Annual Meeting was held in the previous year, (ii) if the date of the Annual Meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If none of the events described in (i) through (iii) above occur, then the deadline for submitting shareholder proposals or nominations for directors for inclusion in our proxy statement and form of proxy pursuant to Rule 14a-8 of the SEC's proxy rules for the next Annual Meeting of Shareholders will be November 20, 2020 and shareholder proposals submitted outside the processes of Rule 14a-8 received after November 20, 2020 will be considered untimely under Vericel's Bylaws. In order to be brought before the next Annual Meeting, any such proposal or nomination must include the relevant information as required under our Bylaws and must otherwise meet applicable requirements of the SEC's proxy rules if such proposal or nomination is to be included in our proxy statement for the next Annual Meeting.

Shareholder proposals and director nominations should be delivered to: Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139, Attention: Corporate Secretary. Vericel recommends that such proposals be sent by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available at www.proxyvote.com.

The SEC allows us to "incorporate by reference" information into this Definitive Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this Definitive Proxy Statement, except for any information directly superseded by information contained in this Definitive Proxy Statement.

We incorporate by reference into this Definitive Proxy Statement the following financial statements and other information, which contain important information about us and our business and financial results:

•
the financial statements, quarterly data, management's discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•
the information relating to our executive officers contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as set forth under the caption "Executive Officers."

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Definitive Proxy Statement and before the Annual Meeting. The SEC allows us to incorporate by reference into the Proxy Statement such documents. You should consider any statement contained in this Definitive Proxy Statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Shareholders may obtain a copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 by writing to Vericel at the following address: Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139, Attention: Corporate Secretary. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

 TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

SEAN C. FLYNN Corporate Secretary March 20, 2020

Appendix I

Amended and Restated 2019 Omnibus Incentive Plan

VERICEL CORPORATION AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
(amended and restated as of April 29, 2020)

        Vericel Corporation (the "Company"), a Michigan corporation, hereby establishes and adopts the following Amended and Restated 2019 Omnibus Incentive Plan (the "Plan").

1.     PURPOSE OF THE PLAN

        The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining certain individuals to serve as directors, employees, consultants and/or advisors of the Company and its Affiliates who are expected to contribute to the Company's success and achieve long-term objectives that will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.     DEFINITIONS

        2.1.  "Affiliate" shall mean, at the time of determination, any "parent" or "subsidiary" of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board or the Committee shall have the authority to determine the time or times at which "parent" or "subsidiary" status is determined within the foregoing definition.

        2.2.  "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

        2.3.  "Award Agreement" shall mean any agreement, contract or other instrument or document evidencing any Award granted hereunder, whether in writing or through an electronic medium.

        2.4.  "Board" shall mean the board of directors of the Company.

        2.5.  "Change in Control" shall have the meaning set forth in Section 10.3.

        2.6.  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        2.7.  "Committee" shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a "Non-Employee Director" within the meaning of Rule 16b-3 of the Exchange Act, and (ii) an "independent director" for purpose of the rules of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded) to the extent required by such rules.

        2.8.  "Consultant" shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company's securities.

        2.9.  "Director" shall mean a non-employee member of the Board.

        2.10.  "Dividend Equivalents" shall have the meaning set forth in Section 11.5.

        2.11.  "Employee" shall mean any employee of the Company or any Affiliate and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Affiliate.

        2.12.  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        2.13.  "Fair Market Value" shall mean, with respect to Shares as of any date, (i) the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported), (ii) if the Shares are not then listed on the NASDAQ Stock Market, the closing price on the principal U.S. national securities exchange on which the Shares are listed (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported), or (iii) if the Shares are not listed on a U.S. national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria, a reasonable application of a reasonable method in accordance with the regulations under Section 409A of the Code and, with respect to Incentive Stock Options, in accordance with the requirements of Section 422 of the Code. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

        2.14.  "Incentive Stock Option" shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

        2.15.  "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

        2.16.  "Original Effective Date" shall have the meaning set forth in Section 12.13.

        2.17.  "Participant" shall mean an Employee, Director or Consultant who the Committee determines to receive an Award under the Plan.

        2.18.  "Payee" shall have the meaning set forth in Section 12.1.

        2.19.  "Performance Award" shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

        2.20.  "Performance Cash" shall mean any cash incentives granted pursuant to Section 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

        2.21.  "Performance Period" shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

        2.22.  "Performance Share" shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

        2.23.  "Performance Unit" shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

        2.24.  "Permitted Assignee" shall have the meaning set forth in Section 11.3.

        2.25.  "Prior Plans" shall mean, collectively, the Vericel Corporation 2017 Omnibus Incentive Plan and the following Aastrom Biosciences, Inc. plans: Amended and Restated 2004 Equity Incentive Plan and Amended and Restated 2009 Omnibus Incentive Plan.

        2.26.  "Restatement Effective Date" shall have the meaning set forth in Section 12.13.

        2.27.  "Restricted Stock" shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

        2.28.  "Restricted Stock Award" shall have the meaning set forth in Section 7.1.

        2.29.  "Restricted Stock Unit Award" shall have the meaning set forth in Section 8.1.

        2.30.  "Restricted Stock Unit" shall mean an Award that is valued by reference to a Share, which value may be paid to the Participant upon satisfaction of such vesting restrictions as the Committee in its sole discretion shall impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

        2.31.  "Shares" shall mean the shares of common stock, no par value, of the Company.

        2.32.  "Stock Appreciation Right" shall mean the right granted to a Participant pursuant to Section 6.

        2.33.  "Substitute Awards" shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

3.     SHARES SUBJECT TO THE PLAN

        3.1.    Number of Shares.

        (a)   Subject to adjustment as provided in Sections 3.1(b) and 11.2 and as of the Restatement Effective Date, the number of Shares that shall be authorized for grant under the Plan shall equal a total of (i) 5,744,242 Shares, as increased pursuant to paragraph (b) of this Section, less (ii) one (1) share of Stock for every one (1) share of Stock that was subject to an Option or Stock Appreciation Right granted after December 31, 2019 and prior to the Restatement Effective Date under the Plan and 1.4 Shares for every one (1) Share that was subject to an award other than an Option or Stock Appreciation Right granted after December 31, 2019 and prior to the Restatement Effective Date under the Plan, plus (iii) one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right (or, option or stock appreciation right, as applicable) granted under the Plan and the Prior Plans and 1.4 Shares for every one (1) Share that was subject to an award other than an Option or Stock Appreciation Right (or, option or stock appreciation right, as applicable) under the Plan and the Prior Plans, in either case that were forfeited, expired or settled for cash (in whole or in part), after December 31, 2019 and prior to the Restatement Effective Date. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.4 Shares for every one (1) Share granted. Subject to adjustment as provided in Section 11.2, no Participant may be granted Awards during any calendar year with respect to more than 2,000,000 Shares. After the Original Effective Date, no awards may be granted under any Prior Plan; after the Restatement Effective Date, no awards may be granted under any prior version of the Plan.

        (b)   If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after the Restatement Effective Date any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or after December 31, 2018, an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Award or after December 31, 2018, awards granted under the Prior Plans, and (ii) Shares subject to a Stock Appreciation Right or after December 31, 2018, a stock appreciation right granted under the Prior Plans that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or after December 31, 2018, options granted under the Prior Plans.

        (c)   Shares issued under Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitation set forth in the last sentence of paragraph (a) above, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above.

        (d)   Any Shares that again become available for grant pursuant to paragraph (b) of this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 1.4 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

        3.2.    Character of Shares.    Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

        3.3    Limit on Awards to Directors.    Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year plus the aggregate amount of all cash earned and paid or payable to such Director for services rendered for the same year shall not exceed $700,000; provided, however, that with respect to the Chairman of the Board, the lead independent Director, or any newly-elected Director in his or her first calendar year of service, such amount shall not exceed $1,000,000.

4.     ELIGIBILITY AND ADMINISTRATION

        4.1.    Eligibility.    Any Employee, Director or Consultant shall be eligible to participate, in accordance with the terms of the Plan.

        4.2.    Administration.

        (a)   The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

          (i)  select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;

         (ii)  determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder;

        (iii)  determine the number of Shares (or dollar value) to be covered by each Award granted hereunder;

        (iv)  determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including the power to amend outstanding Awards);

         (v)  accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee's death, disability, retirement or termination of employment, a change in control (including a Change in Control) or for any other reason deemed reasonable by the Committee;

        (vi)  determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property;

       (vii)  determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

      (viii)  determine whether, to what extent and under what circumstances any Award shall be canceled or suspended;

        (ix)  interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement;

         (x)  correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

        (xi)  establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

       (xii)  determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and

      (xiii)  make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

        Subject to subparagraph (b) below, in determining whether to make an Award, to whom to make an Award, the type of Award or the size of the Award, the Committee may consult with management of the Company.

        (b)   Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Affiliate. Subject to applicable law, majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

        (c)   To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded), the Committee may delegate to: (i) a committee of one or more members of the Board the authority to take action on behalf of the Committee under the Plan including the right to grant, cancel, suspend or amend Awards and (ii) one or more "executive officers" within the meaning of Rule 16a-1(f) of the Exchange Act or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

        (d)   The Board in its discretion may ratify and approve actions taken by the Committee. In addition, to the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market or such other principal U.S. national securities exchange on which the Shares are traded, the Board may take any action under the Plan that the Committee is authorized to take. In the event the Board takes such action references to the Committee hereunder shall be understood to refer to the Board.

5.     OPTIONS

        5.1.    Grant of Options.    Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

        5.2.    Award Agreements.    All Options granted pursuant to this Section shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section may hold more than one Option granted pursuant to the Plan at the same time.

        5.3.    Option Price.    Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 11.2, the Committee shall not without the approval of the Company's shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control or Substitute Awards), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded).

        5.4.    Option Term.    The term of each Option shall be fixed by the Committee in its sole discretion; provided, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate.

        5.5.    Exercise of Options.

        (a)   Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant's executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may from time to time prescribe.

        (b)   Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, with respect to Options that are not Incentive Stock Options, by a "net exercise" arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

        (c)   Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or, if applicable, a tandem Stock Appreciation Right) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes (subject to Section 12.1); provided, however, any fractional Share shall be settled in cash.

        5.6.    Form of Settlement.    In its sole discretion, the Committee may provide that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities.

        5.7.    Incentive Stock Options.    The Committee may grant Incentive Stock Options to any employee of the Company or any Affiliate, subject to the requirements of Section 422 of the Code; provided, however, that for purposes of this Section "Affiliate shall mean, at the time of determination, any "parent" or "subsidiary of the Company as such terms are defined in Section 424 of the Code and the regulations thereunder. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 5,000,000 Shares, subject to adjustment as provided in Section 11.2.

6.     STOCK APPRECIATION RIGHTS

        6.1.    Grant and Exercise.    The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award, in each case upon such terms and conditions as the Committee may establish in its sole discretion.

        6.2.    Terms and Conditions.    Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

        (a)   Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

        (b)   The Committee shall determine in its sole discretion whether payment upon the exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

        (c)   The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

        (d)   The Committee may impose such other conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code), except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2 and (ii) a term not greater than ten (10) years. In addition to the foregoing, but subject to Section 11.2, the Committee shall not without the approval of the Company's shareholders (x) lower the grant price per Share of any Stock Appreciation Right after it is granted, (y) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 10.3 or Substitute Awards), and (z) take any other action with respect to any Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded).

        (e)   In no event may any Stock Appreciation Right granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

        (f)    An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes (subject to Section 12.1); any fractional Share shall be settled in cash.

7.     RESTRICTED STOCK AWARDS

        7.1.    Grants.    Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a "Restricted Stock Award"), and such Restricted Stock Awards may also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

        7.2.    Award Agreements.    The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

        7.3.    Rights of Holders of Restricted Stock.    Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares, cash or any other property distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Restricted Stock and shall not be paid until and unless the underlying Award vests.

8.     RESTRICTED STOCK UNIT AWARDS

        8.1.    Grants.    Other Awards of units having a value equal to an identical number of Shares ("Restricted Stock Unit Awards") may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Restricted Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

        8.2.    Award Agreements.    The terms of Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Restricted Stock Unit Awards shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The terms of such Awards need not be the same with respect to each Participant.

        8.3.    Payment.    Except as provided in Section 10 or as may be provided in an Award Agreement, Restricted Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Restricted Stock Unit Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

        8.4.    Rights of Holders of Restricted Stock Units.    A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award.

9.     PERFORMANCE AWARDS

        9.1.    Grants.    Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee.

        9.2.    Award Agreements.    The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Performance Awards need not be the same with respect to each Participant.

        9.3.    Terms and Conditions.    The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

        9.4.    Payment.    Except as provided in Section 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.   CHANGE IN CONTROL PROVISIONS

        10.1.    Impact on Certain Awards.    The Committee, in its discretion, may determine that in the event of a Change in Control of the Company (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the Option per Share option price or Stock Appreciation Right per Share grant price and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control, or otherwise) as provided in the Award Agreement, and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

        10.2.    Assumption or Substitution of Certain Awards.

        (a)   Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant's employment with such successor company (or the Company) or a subsidiary thereof terminates within the time period following such Change in Control set forth in the Award Agreement (or prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for the period of time set forth in the Award Agreement, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Restricted Stock

Unit Awards or any other Awards shall lapse, and such Restricted Stock Unit Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section, an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

        (b)   Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company, to the extent that the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and conditions on Restricted Stock not assumed or substituted for (or continued) shall lapse and the Restricted Stock shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions limitations and conditions applicable to any Restricted Stock Unit Awards or any other Awards not assumed or substituted for (or continued) shall lapse, and such Restricted Stock Unit Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

        (c)   The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess (if any) of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The Committee shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Fair Market Value of one Share immediately prior to the occurrence of such Change in Control multiplied by the number of vested Shares under such Awards.

        10.3.    Change in Control.    For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

        (a)   During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

        (b)   Any "person" (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Affiliate, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

        (c)   The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction");

        (d)   The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

        (e)   The consummation of a sale of all or substantially all of the Company's assets.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

11.   GENERALLY APPLICABLE PROVISIONS

        11.1.    Amendment and Termination of the Plan.    The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Subject to Section 11.2, the Board may not without the approval of the Company's shareholders take any action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded), including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the cancellation of an Option or Stock Appreciation Right when the exercise price or grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 10.3 or Substitute Awards). In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant's consent.

        11.2.    Adjustments.    In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limits in Section 3.1 and 3.3, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

        11.3.    Transferability of Awards.    Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant's guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a "Permitted Assignee") to a "family member" as such term is defined in the General Instructions to Form S-8 (whether by gift or a domestic relations order); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company's transfer agent in effectuating any transfer permitted under this Section. In no event may any Award be transferred for consideration to a third-party financial institution.

        11.4.    Termination of Employment or Service.    The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director or a Consultant), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Committee, which determination will be final. A Participant's employment or services will not be deemed terminated merely because of a change in the capacity in which the Participant provides services for the Company or an Affiliate as a Consultant, Director or Employee, or because of a change from providing services to the Company to an Affiliate or vice versa or from one Affiliate to another, provided that there is no interruption or termination of the Participant's service between such changes.

        11.5.    Deferral; Dividend Equivalents.    The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred in accordance with the requirements of Section 409A of the Code. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares ("Dividend Equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been credited or accumulated and reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall not be paid unless and until the underlying Award vests.

12.   MISCELLANEOUS

        12.1.    Tax Withholding.    The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a "Payee") net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant's maximum required tax withholding rate or such other lesser rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award, subject to the discretion of the Committee. The Committee may also require (i) Awards to be subject to mandatory share withholding up to the required withholding amount or (ii) the Company's tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of shares includible in income of the grantees.

        12.2.    Right of Discharge Reserved; Claims to Awards.    Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

        12.3.    Prospective Recipient.    The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

        12.4.    Substitute Awards.    Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

        12.5.    Cancellation of Award; Forfeiture of Gain.

        (a)   Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by, or providing services to, the Company or any Affiliate or after termination of such employment or services, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Award Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company. For purposes of this section, the term "competitor" shall mean any business of the same nature as, or in competition with, the business in which the Company or an Affiliate is now engaged, or in which Company or Affiliate becomes engaged during the term of a Participant's employment, consultancy or service on the Board, or which is involved in science or technology which is similar to the Company's or an Affiliate's science or technology, provided, however, that a Participant shall not be deemed to have established a relationship or engaged in a competitive activity due to the ownership of 2% or less of the shares of a public company that would otherwise be a competitor so long as the Participant does not actively participate in the management of such company.

        (b)   In the event the Participant ceases to be employed by, or provide services to, the Company or an Affiliate on account of a termination for "cause" (as defined below), any Award held by the Participant shall terminate as of the date the Participant ceases to be employed by, or provide services to, the Company or the Affiliate unless the Committee notifies the Participant that his or her Award(s) will not terminate. In addition, notwithstanding any other provisions of this Section, if, after an Award is made, or an Option or a Stock Appreciation Right is exercised, after the act or omission of the Participant that defines the termination as a termination for cause, but before the Company determines that termination is for cause, such Award, or exercise, as the case may be, will be void ab initio and reversed by the parties. In the event a Participant's employment or services is terminated for cause, in addition to the immediate termination of all Awards, the Participant shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the option price paid by the Participant for such shares. Notwithstanding the foregoing, this provision is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

        (c)   For purposes of this Section, "cause" shall mean, unless otherwise provided in an Award Agreement or another agreement between the Participant and the Company or an Affiliate or a plan maintained by the Company or an Affiliate in which the Participant participates, a determination by the Committee that the Participant has (i) materially breached his or her employment or service contract with the Company, (ii) been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, which will materially harm the interests of the Company or the Affiliate (iii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) breached any written noncompetition or nonsolicitation agreement between the Participant and the Company or an Affiliate in a manner which the Committee determines will cause material harm to the interests of the Company or an Affiliate, or (v) engaged in such other behavior materially detrimental to the interests of the Company, in each case as the Committee determines.

        (d)   Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the Exchange Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

        12.6.    Stop Transfer Orders.    All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        12.7.    Nature of Payments.    All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

        12.8.    Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

        12.9.    Severability.    The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

        12.10.    Construction.    As used in the Plan, the words "include" and "including" and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        12.11.    Unfunded Status of the Plan.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

        12.12.    Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan, without reference to principles of conflict of laws, and construed accordingly.

        12.13.    Effective Date of Plan; Termination of Plan.    The most recent amendment and restatement of the Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company (the "Restatement Effective Date"). The initial effective date of the Plan was May 1, 2019 (the "Original Effective Date"). Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Restatement Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan, and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is most recently approved by the Board. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

        12.14.    Foreign Employees and Consultants.    Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

        12.15.    Compliance with Section 409A of the Code.    This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

        Should any payments made in accordance with the Plan to a specified employee, as defined by Section 409A of the Code, be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant's Separation from Service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant's date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant's date of Separation from Service or the date of the Participant's death, to the extent necessary in order to avoid the imposition of taxes under Section 409A of the Code. For purposes of the Plan, a "Separation from Service" means an anticipated permanent reduction in a Participant's level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed by a Participant over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

        12.16.    Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

        12.17.    Clawback Policy.    Awards under the Plan shall be subject to the Company's clawback policy, as in effect from time to time.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2020 VERICEL CORPORATION You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. VERICEL CORPORATION ATTN: Sean C. Flynn 64 SIDNEY STREET CAMBRIDGE, MA 02139 0000439591_1 R1.0.1.18 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: March 05, 2020 Date: April 29, 2020Time: 9:00 AM EDT Location: 64 Sidney St. Cambridge, Massachusetts 02139

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Have the information that is printed in the box marked by the arrow (located on the by the arrow (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow available and follow the instructions. 0000439591_2 R1.0.1.18 Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. 1. Notice & Proxy Statement2. Form 10-K How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 15, 2020 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Robert L. Zerbe 06) Paul Wotton 02) Alan L. Rubino 07) Dominick C. Colangelo 03) Heidi Hagen 04) Steven Gilman 05) Kevin McLaughlin The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To ratify the appointment of PricewaterhouseCoopers LLP as Vericel Corporation's Independent Registered Public Accounting firm for the fiscal year ending December 31, 2020. 3. To approve the adoption of Vericel Corporation's Amended and Restated 2019 Omnibus Incentive Plan. 4. To approve, on an advisory basis, the compensation of Vericel Corporation's named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof. Even if you are planning to attend the meeting in person, you are urged to sign and mail this Proxy in the return envelope so that the stock may be represented at the meeting. 0000439591_3 R1.0.1.18 Voting items

0000439591_4 R1.0.1.18

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VERICEL CORPORATION ATTN: Sean C. Flynn 64 SIDNEY STREET CAMBRIDGE, MA 02139 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Robert L. Zerbe 06) Paul Wotton 02) Alan L. Rubino 07) Dominick C. Colangelo 03) Heidi Hagen 04) Steven Gilman 05) Kevin McLaughlin The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For 0 0 0 Against 0 0 0 Abstain 0 0 0 2. To ratify the appointment of PricewaterhouseCoopers LLP as Vericel Corporation's Independent Registered Public Accounting firm for the fiscal year ending December 31, 2020. To approve the adoption of Vericel Corporation's Amended and Restated 2019 Omnibus Incentive Plan. 3. 4. To approve, on an advisory basis, the compensation of Vericel Corporation's named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof. Even if you are planning to attend the meeting in person, you are urged to sign and mail this Proxy in the return envelope so that the stock may be represented at the meeting. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000439592_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com VERICEL CORPORATION Annual Meeting of Shareholders April 29, 2020 9:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Dominick C. Colangelo and Gerard Michel, and hereby authorizes each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Vericel Corporation (the "Company") which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters located at 64 Sidney St., Cambridge, Massachusetts 02139 on Wednesday, April 29, 2020 at 9:00 a.m. local time, and at any adjournment thereof (i) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted "FOR" proposals 1, 2, 3 and 4. If you abstain from voting on proposals 1, 2, 3 and 4 it will have no effect on the votings of the proposal. Continued and to be signed on reverse side 0000439592_2 R1.0.1.18